Exhibit 10.15.5
AMENDED AND RESTATED LOAN AGREEMENT

(This Amended and Restated Loan Agreement amends, restates, and replaces that certain Amended and Restated Loan Agreement dated as of November 2, 2010, among the undersigned Borrower and Administrative Agent.)

THIS AMENDED AND RESTATED LOAN AGREEMENT (this “Loan Agreement”) is made as of June 15, 2011, by and among CBL & ASSOCIATES LIMITED PARTNERSHIP, a Delaware limited partnership, whose address is CBL Center, Suite 500, 2030 Hamilton Place Boulevard, Chattanooga, Tennessee  37421-6000 (“Borrower”), the lenders named herein and any other lender as may become a party hereto (collectively, the “Lenders” and individually, a “Lender”), and FIRST TENNESSEE BANK NATIONAL ASSOCIATION, a national banking association organized and existing under the statutes of the United States of America, with a principal office at 701 Market Street, Chattanooga, Tennessee 37402, as Administrative Agent for the Lenders (in such capacity, the “Administrative Agent”).

Recitals of Fact

Borrower has previously requested that Lenders commit to make loans and advances to it on a revolving credit basis in an amount not to exceed at any one time outstanding the aggregate principal sum of One Hundred Five Million Dollars ($105,000,000.00) for the purpose of providing working capital for pre-development expenses, development costs, equity investments, repayment of existing indebtedness, certain distributions to limited partners (as allowed herein), letters of credit and construction and for general corporate purposes.  Lenders have agreed to make certain portions of such loans and advances on the terms and conditions herein set forth.

This Loan Agreement is currently being amended to extend the maturity date, establish new funding procedures for Administrative Agent and adjust pricing.

NOW, THEREFORE, incorporating the Recitals of Fact set forth above and in consideration of the mutual agreements herein contained, the parties agree as follows:

AGREEMENTS

SECTION 1:  DEFINITIONS AND ACCOUNTING TERMS

1.1 Certain Defined Terms.  For the purposes of this Loan Agreement, the following terms shall have the following meanings (such meanings to be applicable equally to both the singular and plural forms of such terms) unless the context otherwise requires:

“Adjusted Asset Value” means, as of a given date, the sum of EBITDA attributable to malls, power centers and all other assets for the trailing four (4) quarters most recently ended, divided by (iii) 7.75%.  In determining Adjusted Asset Value:

(i) EBITDA attributable to real estate properties acquired during the most recently ended fiscal quarter shall be disregarded;

(ii) EBITDA attributable to real estate properties acquired before the most recently ended fiscal quarter but during the three (3) fiscal quarters preceding the most recently ended fiscal quarter shall be annualized, based upon the period beginning on the date of its acquisition through the measurement date;

(iii) EBITDA attributable to Properties whose development was completed during such trailing four fiscal quarters shall be disregarded;

(iv) EBITDA attributable to and Properties whose development was completed before such trailing four fiscal quarters but during any of the four (4) fiscal quarters preceding such trailing four (4) fiscal quarters, shall be annualized, based upon the period beginning on the first month after the first anniversary of its completion and ending on the measurement date;

(v) EBITDA attributable to any Property which is currently under development shall be excluded;

(vi) With respect to any Subsidiary that is not a Wholly-Owned Subsidiary, only Borrower’s Ownership Share of EBITDA attributable to such Subsidiary shall be used when determining Adjusted Asset Value; and

(vii) EBITDA shall be attributed to malls and power centers based on the ratio of (x) revenues less property operating expenses (to be determined exclusive of interest expense, depreciation and general and administrative expenses) of malls and power centers to (y) total revenues less total property operating expenses (similarly determined), such revenues and expenses to be determined on a basis and in a manner consistent with Parent’s method of reporting of segment information in the notes to its financial statements for the fiscal quarter ended March 31, 2009, as filed with the Securities and Exchange Commission, and otherwise in a manner reasonably acceptable to Administrative Agent.

In addition, in the case of any operating Property acquired in the immediately preceding period of twenty-four (24) consecutive months for a purchase price indicative of a capitalization rate of less than 7.0%, EBITDA attributable to such Property shall be excluded from the determination of Adjusted Asset Value, if that particular operating Property is valued in Parent’s financial statements at its purchase price.

“Adjusted Loan Amount” means the lesser of (a) 65% of the Appraised Value the real estate and improvements described in the Mortgages; (b) the Permanent Loan Estimate of all Collateral Properties; and (c) $105,000,000.00.

“Administrative Agent” has the meaning set forth in the first paragraph hereof, together with any successors or assigns.

“Affiliate” means as to any Person, any other Person which, directly or indirectly, owns or controls, on an aggregate basis including all beneficial ownership and ownership or control as a trustee, guardian or other fiduciary, at least ten percent (10%) of the outstanding shares of

Capital Stock or other ownership interest having ordinary voting power to elect a majority of the board of directors or other governing body (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have contingency) of such Person or at least ten percent (10%) of the partnership or other ownership interest of such Person; or which controls, is controlled by or is under common control with such Person.  For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies, whether through the ownership of voting securities, by contract or otherwise.  Notwithstanding the foregoing, a pension fund, university or other endowment funds, mutual fund investment company or similar fund having a passive investment intent owning such a ten percent (10%) or greater interest in a Person shall not be deemed an Affiliate of such Person unless such pension, mutual, endowment or similar fund either (i) owns fifty percent (50%) or more of the Capital Stock or other ownership interest in such Person, or (ii) has the right or power to select one or more members of such Person’s board of directors or other governing body.

“Aggregate Revolving Committed Amount” means the aggregate amount of Revolving Commitments in effect from time to time, being initially One Hundred Five Million Dollars ($105,000,000).

“Agreement Date” means the date as of which this Loan Agreement is dated.

“Applicable Law” means, in respect of any Person, all provisions of statutes, rules, regulations and orders of any governmental authority applicable to such Person, and all orders and decrees of all courts and arbitrators in proceedings or actions in which the person in question is a party.

“Appraisal” means an appraisal complying with the requirements of the Federal Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended from time to time commissioned by and prepared for the account of the Administrative Agent (for the benefit of the Lenders) by a MAI appraiser employed or selected by the Administrative Agent or the Required Lenders, and otherwise in scope, form and substance satisfactory to the Administrative Agent and the Lenders.

“Appraised Value” means, as of any date of determination with respect to the property or properties described in the CBL Mortgage, the appraised value of such property or properties on an “as-is” (i.e. market value) basis, in each case as set forth in the most recent Appraisal of such property or properties delivered to the Administrative Agent for distribution to the Lenders on or before such date of determination.

“Approved Fund” means any Fund that is administered, managed or underwritten by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.8), and accepted by the Administrative Agent, in substantially the form of Schedule 9.8 or any other form approved by the Administrative Agent.

“Base Rate” means the base commercial rate of interest established from time to time by Administrative Agent.  The Base Rate existing as of the date hereof is three and twenty-five hundredths percent (3.25%) per annum.

“Borrower” has the meaning set forth in the introductory paragraph hereof and shall include Borrower’s successors and permitted assigns.

“Borrowing Base” is the limitation on the aggregate Revolving Credit Loan indebtedness which may be outstanding at any time during the term of this Loan Agreement.  The Borrowing Base will normally be calculated each July 1, January 1, April 1 and October 1 but shall be subject to recalculation upon the occurrence of any extraordinary event, such as the addition or release of any collateral, or an extraordinary event that materially affects the value of any collateral.  The Borrowing Base will be an amount not to exceed the Adjusted Loan Amount.

“Borrowing Base Certificate” means a report certified by the controller or chief financial officer or Senior Vice President of Borrower, setting forth the calculations required to establish the Borrowing Base as of a specified date, all in form and detail reasonably satisfactory to Administrative Agent.

“Business Day” means a banking business day of Administrative Agent and which is also a day on which dealings are carried on in the interbank Eurodollar market.

“Capital Stock” shall mean, as to any Person, any and all shares, interests, warrants, participations or other equivalents (however designated) of corporate stock of such Person.

“Capitalized Lease Obligation” means obligations under a lease (to pay rent or other amounts under any lease or other arrangement conveying the right to use) that are required to be capitalized for financial reporting purposes in accordance with GAAP.  The amount of a Capitalized Lease Obligation is the capitalized amount of such obligation determined in accordance with GAAP.

“CBL Holdings I” means CBL Holdings I, Inc., a Delaware corporation and the sole general partner of Borrower, and shall include CBL Holdings I, its successors and permitted assigns.

“CBL Holdings II” means CBL Holdings II, Inc., a Delaware corporation and a limited partner of Borrower, and shall include CBL Holdings II, its successors and permitted assigns.

“CBL & Associates Management, Inc.” means CBL & Associates Management, Inc., a Delaware corporation, and shall include CBL & Associates Management, Inc.’s successors and permitted assigns.

“CBL Mortgage” means the mortgages and/or deeds of trust with security agreements and assignments of rents and leases and related amendments executed by Borrower, Walnut Square Associates Limited Partnership, The Lakes Mall, LLC, CBL Morristown, Ltd., Citadel Mall DSG, LLC, Laredo/MDN II Limited Partnership, The Shoppes at Hamilton Place, LLC and/or any other entity related to or owned by Borrower and/or Parent and/or CBL Holdings I in favor of Administrative Agent covering their interest in the properties described in Exhibit “A,” attached hereto and made a part hereof.

“Closing Date” means the date of this Loan Agreement set out in the first paragraph of this Loan Agreement.

“Collateral” means any collateral granted to Administrative Agent or Lenders pursuant to any Collateral Document.

“Collateral Document” means any Guaranty, the CBL Mortgage, any security deed, mortgage, deed of trust, assignment of leases and rents, any property management contract assignments, and any other security agreement, financing statement, or other document, instrument or agreement creating, evidencing or perfecting Lenders’ Liens in any of the Collateral.

“Collateral Property” means the property described in the CBL Mortgage.

“Credit Agreement” means the Seventh Amended and Restated Credit Agreement dated as of September 28, 2009, among Borrower, Wells Fargo and others, as amended from time to time.

“Debt Service” means, with respect to a Person and for a given period, the sum of the following: (a) such Person’s Interest Expense for such period; (b) regularly scheduled principal payments on Indebtedness of such Person made during such period, other than any balloon, bullet or similar principal payment payable on any Indebtedness of such Person which repays such Indebtedness in full; and (c) such Person’s Ownership Share of the amount of any payments of the type described in the immediately preceding clause (b) of Unconsolidated Affiliates of such Person.

“Default Rate” means the rate of interest described in the Note, which shall accrue after the occurrence of an Event of Default which remains uncured after any applicable grace period.

“Defaulting Lender” means, at any time, any Lender at such time (a) that has failed to make a Loan required pursuant to the terms of this Loan Agreement and such default remains uncured after the time period specified for performance of such obligation or, if no time period is specified, if such failure continues for a period of five (5) Business Days after notice from the Administrative Agent, (b) that has failed to pay to the Administrative Agent or any Lender an amount owed by such Lender pursuant to the terms of this Loan Agreement and such default remains uncured after the time period specified for performance of such obligation or, if no time period is specified, if such failure or refusal continues for a period of five (5) Business Days after notice from the Administrative Agent, (c) for which the Federal Deposit Insurance Corporation has been appointed receiver or conservator by a federal or state chartering authority or otherwise pursuant to the FDI Act (12 U.S.C. § 11(c)), (d) that has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or generally under other agreements in which it commits to extend credit or (e) that has been (or the entity that controls such Lender has been) deemed insolvent by a governmental authority having regulatory authority over such Lender or becomes subject to a bankruptcy or other similar proceeding (provided that no Lender shall be deemed insolvent or subject to a bankruptcy or other similar proceeding solely by virtue of any ownership interest, or the acquisition of any ownership interest in, such Lender by a governmental authority).

“Derivatives Contract” means (a) any transaction (including any master agreement, confirmation or other agreement with respect to any such transaction) now existing or hereafter entered into by the Borrower or any of its Subsidiaries (i) which is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, weather index transaction or forward purchase or sale of a security, commodity or other financial instrument or interest (including any option with respect to any of these transactions) or (ii) which is a type of transaction that is similar to any transaction referred to in clause (i) above that is currently, or in the future becomes, recurrently entered into in the financial markets (including terms and conditions incorporated by reference in such agreement) and which is a forward, swap, future, option or other derivative on one or more rates, currencies, commodities, equity securities or other equity instruments, debt securities or other debt instruments, economic indices or measures of economic risk or value, or other benchmarks against which payments or deliveries are to be made, and (b) any combination of these transactions.

“Derivatives Termination Value” means, in respect of any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement or provision relating thereto, (a) for any date on or after the date such Derivatives Contracts have been terminated or closed out, the termination amount or value determined in accordance therewith, and (b) for any date prior to the date such Derivatives Contracts have been terminated or closed out, the then-current mark-to-market value for such Derivatives Contracts, determined based upon one or more mid-market quotations or estimates provided by any recognized dealer in Derivatives Contracts (which may include the Administrative Agent, any Lender, any Specified Derivatives Provider or any Affiliate of any thereof).

“EBITDA” means, for any period, net income (loss) of the Parent and its Subsidiaries determined on a consolidated basis for such period excluding the following amounts (but only to the extent included in determining net income (loss) for such period and without duplication):

(a) depreciation and amortization expense and other non-cash charges for such period (less depreciation and amortization expense allocable to non-controlling interest in Subsidiaries of the Borrower for such period);

(b) interest expense for such period (less interest expense allocable to non-controlling interest in Subsidiaries of the Borrower for such period);

(c) non-controlling interest in earnings of the Borrower for such period;

(d)    (i)  extraordinary and non-recurring net gains or losses (other than gains or losses from the sale of outparcels of Properties), except as otherwise provided in clause (d)(ii) below) for such period;

            (ii)  gains or losses from the sale of outparcels and non-operating Properties for such period (provided, however, that the gains or losses from such sales of outparcels and non-operating Properties may not exceed five percent (5%) of EBITDA calculated prior to taking such gains or losses into account); and

(iii)  expense relating to the extinguishment of Indebtedness for such period;

(e) net gains or losses on the disposal of discontinued operations for such period;

(f) expenses incurred during such period with respect to any real estate project abandoned by the Parent or any Subsidiary in such period;

(g) income tax expense in respect of such period;

(h) the Parent’s Ownership Share of depreciation and amortization expense and other non-cash charges of Unconsolidated Affiliates of the Parent for such period; and

(i) the Parent’s Ownership Share of interest expense of Unconsolidated Affiliates of the Parent for such period.

“Effective Date” means the date the Credit Agreement became effective.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent (such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include (A) the Borrower, or (B) any Defaulting Lender (or any of their Affiliates).

“Environmental Laws” means all applicable local, state or federal laws, rules or regulations pertaining to environmental regulation, contamination or cleanup, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976 or any state lien or superlien or environmental cleanup statutes all as amended from time to time.

“Equity Interest” means, with respect to any Person, any share of Capital Stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of Capital Stock of (or other ownership or profit interests in) such Person, any security convertible into or exchangeable for any share of Capital Stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, whether or not certificated and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.

“Equity Issuance” means any issuance or sale by a Person of any Equity Interest.

“Event of Default” has the meaning assigned to that phrase in Section 8.

“Extension of Credit” means, with respect to a Person, any of the following, whether secured or unsecured: (a) loans to such Person, including without limitation, lines of credit and mortgage loans; (b) bonds, debentures, notes and similar instruments issued by such Person; (c) reimbursement obligations of such Person under or in respect of any letter of credit; and (d) any of the foregoing of other Persons, the payment of which such Person Guaranteed or is otherwise recourse to such Person.

“Extraordinary Expenses” means any out-of-pocket expenses incurred by Administrative Agent or any Lender in connection with the administration of the Loan not part of its general overhead expense (whether before or after Borrower’s default), including, without limitation, counsel fees and other expenses, or in the protection, management and preservation of the Collateral before or after default.

“GAAP” means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity, including without limitation, the Securities and Exchange Commission, as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“Gross Asset Value” means, at a given time, the sum (without duplication) of the following:

(a) Adjusted Asset Value at such time;

(b) all cash and cash equivalents of Parent and its Subsidiaries determined on a consolidated basis as of the end of the fiscal quarter most recently ended (excluding tenant deposits and other cash and cash equivalents the disposition of which is restricted in any way (other than restrictions in the nature of early withdrawal penalties));

(c) with respect to any Property which is under construction or the development of which was completed during any of the four (4) fiscal quarters most recently ended, the book value of construction in process as determined in accordance with GAAP for all such Properties at such time (including without duplication Parent’s Ownership Share of all construction in process of Unconsolidated Affiliates of Parent);

(d) the book value of all unimproved real property of Parent and its Subsidiaries determined on a consolidated basis;

(e) the purchase price paid by Parent or any Subsidiary (less any amounts paid to Parent or such Subsidiary as a purchase price adjustment, held in escrow, retained as a contingency reserve, or other similar arrangements) as required to be disclosed in a consolidated balance sheet (including the notes thereto) of Parent for:

(i)           any Property (other than a property under development) acquired by Parent or such Subsidiary during Parent’s fiscal quarter most recently ended; and

(ii)           any operating Property acquired in the immediately preceding period of twenty four (24) consecutive months for a purchase price indicative of a capitalization rate of less than 7.00%; provided, that if Parent or a Subsidiary acquired such Property together with other Properties or other assets and paid an aggregate purchase price for such Properties and other assets, then Parent shall allocate the portion of the aggregate purchase price attributable to such Property in a manner consistent with reasonable accounting practices; provided further in no event shall the aggregate of value of such operating Properties included in the Gross Asset Value pursuant to this clause (e)(ii) exceed $2,000,000,000.00.

(f) with respect to any purchase obligation, repurchase obligation or forward commitment evidenced by a binding contract included when determining the Total Liabilities of Parent and its Subsidiaries, the reasonably determined value of any amount that would be payable, or property that would be transferable, to Parent or any Subsidiary if such contract were terminated as of such date; and

(g) to the extent not included in the immediately preceding clauses (a) through (f), the value of any real property owned by a Subsidiary (that is not a Wholly-Owned Subsidiary) of Borrower or an Unconsolidated Affiliate of Borrower (such Subsidiary or Unconsolidated Affiliate being a “JV”) and which property secures Recourse Indebtedness of such JV. For purposes of this clause (g):

(x)           the value of such real property shall be the lesser of (A) the Permanent Loan Estimate which would be applicable to such real property were such property a Collateral Property and (B) the amount of Recourse Indebtedness secured by such real property;

(y)           in no event shall the aggregate value of such real property included in Gross Asset Value pursuant to this clause (g) exceed $500,000,000.00; and

(z)           the value of any such real property shall only be included in Gross Asset Value if the organizational documents of such JV provide that if, and to the extent, such Indebtedness is paid by Borrower or a Subsidiary of Borrower or by resort to such real property, then Borrower or a Subsidiary of Borrower shall automatically acquire, without the necessity of any further payment or action, all Equity Interests in such JV not owned by Borrower or any Subsidiary.

“Guaranty,” “Guaranteed” or to “Guarantee” as applied to any obligation means and includes (a) a guaranty (other than by endorsement of negotiable instruments for collection in the ordinary course of business), directly or indirectly, in any manner, of any part or all of such obligation, or (b) an agreement, direct or indirect, contingent or otherwise, and whether or not constituting a guaranty, the practical effect of which is to assure the payment or performance (or payment of damages in the event of nonperformance) of any part or all of such obligation.

“Hazardous Substances” shall mean and include all hazardous and toxic substances, wastes or materials, any pollutants or contaminants (including, without limitation, asbestos and raw materials which include hazardous constituents), or any other similar substances or materials which are included under or regulated by any applicable Environmental Laws.

“Indebtedness” means, with respect to a Person, at the time of computation thereof, all of the following (without duplication):

(a) all obligations of such Person in respect of money borrowed;

(b) all obligations of such Person (other than trade debt incurred in the ordinary course of business), whether or not for money borrowed;

(c) represented by notes payable, or drafts accepted, in each case representing extensions of credit (but only to the extent of any outstanding balance);

(d) evidenced by bonds, debentures, notes or similar instruments (but only to the extent such debt is not otherwise included in Indebtedness); or

(e) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property;

(f) Capitalized Lease Obligations of such Person;

(g) all reimbursement obligations of such Person under or in respect of any letters of credit or acceptances (whether or not the same have been presented for payment);

(h) all Off-Balance Sheet Obligations of such Person;

(i) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest issued after the Effective Date by such Person or any other Person, valued at the greater or its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;

(j) net obligations under any Derivative Contract (which shall be deemed to have an amount equal to the Derivatives Termination Value thereof at such time but in no event shall be less than zero); and

(k) all Indebtedness of other Persons which (i) such Person has Guaranteed or is otherwise recourse to such Person or (ii) is secured by a Lien on any property of such Person.

“Interest Expense” means, with respect to a Person and for any period,

(a) the total interest expense (including, without limitation, interest expense attributable to capitalized lease obligations) of such Person and in any event shall include all letter of credit fees amortized as interest expense and all interest expense with respect to any Indebtedness in respect of which such Person is wholly or partially liable whether pursuant to any repayment, interest carry, performance Guarantee or otherwise, plus

(b) to the extent not already included in the foregoing clause (a) such Person’s Ownership Share of all paid or accrued interest expense for such period of Unconsolidated Affiliates of such Person.

Interest Expense allocable to minority interest in Subsidiaries of Borrower shall be excluded from Interest Expense of Parent and its Subsidiaries when determined on a consolidated basis.

“Interest Period” has the same meaning as used in the Note.

“Internal Revenue Code” means Internal Revenue Code of the United States, as amended from time to time.

“Investment” means, with respect to any Person, any acquisition or investment (whether or not of a controlling interest) by such Person, whether by means of (a) the purchase or other acquisition of any Equity Interest in another Person, (b) a loan, advance or extension of credit to, capital contribution to, Guaranty of Indebtedness of, or purchase or other acquisition of any Indebtedness of, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute the business or a division or operating unit of another Person.  Any commitment or option to make an Investment in any other Person shall constitute an Investment.  Except as expressly provided otherwise, for purposes of determining compliance with any covenant contained in a Loan Document, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Issuing Lender” means First Tennessee Bank National Association and its successors and assigns.

“Lender” or “Lenders” means each financial institution from time to time party hereto as a “Lender”, together with its respective successors and permitted assigns, as of any date of determination, holding a Revolving Commitment, a Revolving Credit Loan, or a Participation Interest on such date; provided, however, that the term “Lender”, except as otherwise expressly provided herein, shall not include any Lender (or its Affiliates) in its capacity as a Specified Derivatives Provider.  With respect to matters requiring the consent or approval of all Lenders at any given time, all then existing Defaulting Lenders will be disregarded and excluded, and, for voting purposes only, “all Lenders” shall be deemed to mean “all Lenders other than Defaulting Lenders”.

“Letter of Credit Documents” means, with respect to any letter of credit issued in connection with the Loan, collectively, any application therefor, any certificate or other document presented in connection with a drawing under such letter of credit and any other agreement, instrument or other document governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such letter of credit or (b) any collateral security for any of such obligations.

“LIBOR Rate” has the same meaning as used in the Note.

“Lien” as applied to the property of any Person means: (a) any security interest, encumbrance, mortgage, deed to secure debt, deed of trust, assignment of leases and rents, pledge, lien, charge or lease constituting a capitalized lease obligation, conditional sale or other title retention agreement, or other security title or encumbrance of any kind in respect of any property of such Person, or upon the income, rents or profits therefrom; (b) any arrangement, express or implied, under which any property of such Person is transferred, sequestered or otherwise identified for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to the payment of the general, unsecured creditors of such Person; (c) the filing of any financing statement under the UCC or its equivalent in any jurisdiction; and (d) any agreement by such Person to grant, give or otherwise convey any of the foregoing.

“Loan” means the Revolving Credit Loan from Lenders to Borrower.

“Loan Agreement” means this Loan Agreement by and among Borrower, the Lenders and the Administrative Agent, and any modifications, amendments, or replacements thereof, in whole or in part.

“Loan Document” means this Loan Agreement, each Note, each Collateral Document, each Letter of Credit Document and each other document or instrument now or hereafter executed and delivered by a Loan Party or Parent in connection with, pursuant to or relating to this Loan Agreement.

“Loan Party” means Borrower, Parent, and each other Person who guarantees all or a portion of the Loan and/or who pledges any Collateral to secure all or a portion of the Loan.

“LOC Commitment” means the commitment of the Issuing Lender to issue Letters of Credit and with respect to each Lender, any commitment of such Lender to purchase participation interests in the Letters of Credit up to such Lender’s LOC Committed Amount as specified in Schedule 2.1, as such amount may be reduced from time to time in accordance with the provisions hereof.

“LOC Commitment Percentage” means, for each Lender, the percentage, if any, identified as its LOC Commitment Percentage on Schedule 2.1, as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 9.

“LOC Committed Amount” means an amount not to exceed the amount set forth on Schedule 2.1.

“LOC Documents” means, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned, or (b) any collateral security for such obligations.

“LOC Obligations” means, at any time, the sum of (a) the maximum amount which is, or at any time thereafter may become, available to be drawn under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referred to in such Letters of Credit; plus (b) the aggregate amount of all drawings under Letters of Credit honored by the Issuing Lender but not theretofore reimbursed.

“Maximum Rate” means the maximum variable contract rate of interest which Administrative Agent may lawfully charge under applicable statutes and laws from time to time in effect.

“Mortgages” or “Mortgage” means a mortgage, deed of trust, deed to secure debt or similar security instrument made or to be made by a Person owning real estate or an interest in real estate granting a Lien on such real estate or interest in real estate as security for the payment of indebtedness.

“Net Operating Income” means, for any Collateral Property and for the period of twelve (12) consecutive calendar months most recently ending, the sum of the following (without duplication):

(a) rents and all other revenues received in the ordinary course from such Property (including proceeds of rent loss insurance but excluding pre-paid rents and revenues and security deposits except to the extent applied in satisfaction of tenants’ obligations for rent); minus

(b) all expenses paid related to the ownership, operation or maintenance of such Property, including without limitation, taxes and assessments, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses and marketing expenses; minus

(c) an amount equal to (i) the aggregate square footage of all owned space of such Property times (ii) $0.20; minus

(d) an imputed management fee in the amount of three percent (3.0%) of the aggregate base rents and percentage rents received for such Property for such period.

“Net Proceeds” means with respect to an Equity Issuance by a Person, the aggregate amount of all cash received by such Person in respect of such Equity Issuance net of investment banking fees, legal fees, accountants fees, underwriting discounts and commissions and other customary fees and expenses actually incurred by such Person in connection with such Equity Issuance.

“Newly Acquired Property” means Property acquired by Borrower, Parent and/or their respective Subsidiaries during any fiscal quarter for which compliance with financial covenants is being tested.

“Nonrecourse Indebtedness” means, with respect to a Person, an Extension of Credit or other Indebtedness in respect of which recourse for payment (except for customary exceptions for fraud, misapplication of funds, environmental indemnities, and other similar customary exceptions to recourse liability) is contractually limited to specific assets of such Person encumbered by a Lien securing such Extension of Credit or other Indebtedness.

“Note” or “Notes” mean the Promissory Notes executed by the Borrower payable to the order of the Lenders, collectively or separately, as appropriate.

“Off-Balance Sheet Obligations” means liabilities and obligations of the Parent, the Borrower, any Subsidiary or any other Person in respect of “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act) which the Parent would be required to disclose in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of the Parent’s report on Form 10-Q or Form 10-K (or their equivalents) which the Parent is required to file with the Securities and Exchange Commission (or any Governmental Authority substituted therefor).

“Ownership Share” means, with respect to any Subsidiary of a Person (other than a Wholly-Owned Subsidiary) or any Unconsolidated Affiliate of a Person, the greater of (a) such Person’s relative nominal direct and indirect ownership interest (expressed as a percentage) in such Subsidiary or Unconsolidated Affiliate or (b) subject to compliance with Section 9.4(i) of the Credit Agreement, such Person’s relative direct and indirect economic interest (calculated as a percentage) in such Subsidiary or Unconsolidated Affiliate determined in accordance with the applicable provisions of the declaration of trust, articles or certificate of incorporation, articles of organization, partnership agreement, joint venture agreement or other applicable organizational document of such Subsidiary or Unconsolidated Affiliate.

“Parent” means CBL & Associates Properties, Inc., a Delaware corporation and a qualified public REIT and formerly until March 31, 1997, the sole general partner of Borrower and shall include Parent’s successors and permitted assigns.  Parent is sometimes referred to herein as “Guarantor”.

“Participation Interest” means a participating interest in the Loan conveyed to another as described in Section 9.8.

“Permanent Loan Estimate” means, as of any date of determination and with respect to any Collateral Property, an amount equal to (a) the trailing twelve (12) month Net Operating

Income of such Collateral Property divided by (b) the product of (i) 1.25 and (ii) the mortgage constant for a 25-year loan bearing interest at a per annum rate equal to the greater of: (aa) the average rate published in the United States Federal Reserve Statistical Release (H.15) for 10-year Treasury Constant Maturities during the previous four fiscal quarters plus 2.50% ; or (ab) 7.25%.

“Permitted Encumbrances” shall mean and include:

(a) liens for taxes, assessments or similar governmental charges not in default or being contested in good faith by appropriate proceedings;

(b) workmen’s, vendors’, mechanics’ and materialmen’s liens and other liens imposed by law incurred in the ordinary course of business, and easements and encumbrances which are not substantial in character or amount and do not materially detract from the value or interfere with the intended use of the properties subject thereto and affected thereby;

(c) liens in respect of pledges or deposits under social security laws, worker’s compensation laws, unemployment insurance or similar legislation and in respect of pledges or deposits to secure bids, tenders, contracts (other than contracts for the payment of money), leases or statutory obligations;

(d) any liens and security interests specifically listed and described in Exhibit “B” hereto attached or in any exhibit describing permitted exceptions and attached to any CBL Mortgage;

(e) easements and such other liens and encumbrances to which Administrative Agent shall consent in writing as directed by the Required Lenders; and

(f) leases, licenses, rental agreements or other agreements for use and occupancy of the subject property.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

“Proportionate Share” means each Lender’s portion of the Loan or Revolving Commitment or Letter of Credit Percentage as set forth in Schedule 2.1 hereof.

“Property” or “Properties” means a parcel (or group of related parcels) of real property developed (or to be developed) for use as regional mall or retail strip shopping center and any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

“Recourse Indebtedness” means any Indebtedness other than Nonrecourse Indebtedness.

“REIT” means a real estate investment trust, as defined in the Internal Revenue Code.

“Related Entities” or “Related Entity” means any entity which executed a promissory note, guaranty or mortgage, deed of trust, deed to secure debt or any other collateral or security documents in connection with or as a part of the Loan.

“Related Parties” means with respect to the Lenders, the Administrative Agent and the Issuing Lender, their Affiliates and their partners, directors, officers, employees, agents and advisors.

“Required Lenders” means Lenders having an aggregate proportionate share in the Loan equal to no less than 66.67%; provided that the Revolving Commitments of, and outstanding principal amount of Loans owing to, a Defaulting Lender shall be excluded for purposes hereof in making a determination of Required Lenders.

“Restricted Payment” means any of the following:

(a) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock or other Equity Interest of Parent or any of its Subsidiaries now or hereafter outstanding, except a dividend payable solely in shares of that class of stock or other Equity Interest to the holders of that class;

(b) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock or other Equity Interest of Parent or any of its Subsidiaries now or hereafter outstanding;

(c) any payment or prepayment of principal of, premium, if any, or interest on, redemption, conversion, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Subordinated Debt; and

(d) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock or other Equity Interest of Parent or any of its Subsidiaries now or hereafter outstanding.

“Revolving Advances” means advances of principal on the Revolving Credit Loan by Lenders under the terms of this Loan Agreement to Borrower during the term of the Revolving Credit Loan pursuant to Section 3.1.

“Revolving Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Credit Loans in an aggregate principal amount at any time outstanding up to such Lender’s Revolving Committed Amount as specified in Schedule 2.1, as such amount may be reduced from time to time in accordance with the provisions hereof.

“Revolving Commitment Percentage” means, for each Lender, a fraction (expressed as a decimal) the numerator of which is the Revolving Commitment of such Lender at such time and the denominator of which is the Aggregate Revolving Committed Amount at such time.  The Revolving Commitment Percentages are set out on Schedule 2.1.

“Revolving Committed Amount” means the amount of each Lender’s Revolving Commitment as specified in Schedule 2.1, as such amount may be reduced from time to time in accordance with the provisions hereof.

“Revolving Credit Loan” means the Borrower’s indebtedness owed to Lenders pursuant to Section 2 of this Loan Agreement.

“Senior Officer” means the Chairman, Vice Chairman, President, an Executive Vice President, Executive Vice President-Finance, Senior Vice President-Real Estate Finance, Executive Vice President–Accounting, Controller and Chief Financial Officer of Borrower or Parent.

“Specified Derivatives Provider” means any Lender or any Affiliate of a Lender that is a party to a Derivatives Contract at the time the Derivatives Contract is entered into.

“Subordinated Debt” means Indebtedness for money borrowed of Borrower or any of its Subsidiaries that is subordinated in right of payment and otherwise to the Advances (as such term is defined in the Credit Agreement) and the other Obligations (as such term is defined in the Credit Agreement) in a manner satisfactory to Administrative Agent, in its sole and absolute discretion.

“Subsidiary” or “Subsidiaries” means, for any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Tangible Net Worth” means, as of a given date, the stockholders’ equity of Parent and its Subsidiaries determined on a consolidated basis plus (x) increases in accumulated depreciation accrued after September 30, 2002, and (y) minority interests in Borrower minus (to the extent reflected in determining stockholders’ equity of Parent and its Subsidiaries): (a) the amount of any write-up in the book value of any assets contained in any balance sheet resulting from revaluation thereof or any write-up in excess of the cost of such assets acquired (but excluding any such write-up for purchase price adjustments of acquisition properties based on GAAP), and (b) all amounts appearing on the assets side of any such balance sheet for assets which would be classified as intangible assets under GAAP, all determined on a consolidated basis.

“Termination Date of Revolving Credit Loan” shall mean the earlier of (a) June 1, 2013, or in the event that any of the Lenders and Borrower shall hereafter mutually agree in writing that the Revolving Credit Loan and any such extending Lenders’ several commitments hereunder shall be extended to another date, such other date, or (b) the date as of which Borrower shall have terminated Lenders’ several commitments under the provisions of Section 2.5 hereof.

“Total Liabilities” means, as to any Person as of a given date, all liabilities which would, in conformity with GAAP, be properly classified as a liability on a consolidated balance sheet of such Person as of such date, and in any event shall include (without duplication and whether or not a liability under GAAP) all of the following:

(a) all letter of credits of such Person;

(b) all purchase and repurchase obligations and forward commitments evidenced by binding contracts, including forward equity commitments and contracts to purchase real property, reasonably determined to be owing under any such contract assuming such contract were terminated as of such date;

(c) all quantifiable contingent obligations of such Person including, without limitation, all Guarantees of Indebtedness by such Person and exposure under swap agreements;

(d) all Off-Balance Sheet Obligations of such Person and the Ownership Share of the Off-Balance Sheet Obligations of Unconsolidated Affiliates of such Person;

(e) all Indebtedness of Subsidiaries of such Person; provided that Indebtedness of a Subsidiary that is not a Wholly-Owned Subsidiary shall be included in Total Liabilities only to the extent of Borrower’s Ownership Share of such Subsidiary (unless Borrower or a Wholly-Owned Subsidiary of Borrower is otherwise obligated in respect of such Indebtedness); and

(f) such Person’s Ownership Share of the Indebtedness of any Unconsolidated Affiliate of such Person.

For purposes of this definition:

(1)           Total Liabilities shall not include Indebtedness with respect to letters of credit if, and to the extent, such letters of credit are issued:

(i)           to secure obligations to municipalities to perform work in connection with construction of projects, such exclusion under this clause (i) to be to the extent there are reserves for such obligations under the construction loan for the applicable project;

(ii)           in support of permanent loan commitments, in lieu of a deposit;

(iii)           as a credit enhancement for Indebtedness incurred by an Subsidiary of Borrower, but only to the extent such Indebtedness is already included in Total Liabilities; or

(iv)           as a credit enhancement for Indebtedness incurred by a Person which is not an Affiliate of Borrower, such exclusion under this clause (iv) to be to the extent of the value of any collateral provided by such Person to secure such letter of credit.

(2)           obligations under short-term repurchase agreements entered into as part of a cash management program shall not be included as Total Liabilities;

(3)           all items included in line item “Accounts Payable and Accrued Liabilities” under the category of “Liabilities and Shareholder’s Equity” in the Consolidated Balance Sheets included in Parent’s Form 10-Q or Form 10-K (or their equivalent) filed with the SEC shall not be included as Total Liabilities.

“UCC” means the Uniform Commercial Code as in effect in any applicable jurisdiction.

“Unconsolidated Affiliate” means, with respect to any Person, any other Person in whom such Person holds an Investment, which Investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such Person on the consolidated financial statements of such Person.

“Wells Fargo” means Wells Fargo Bank, National Association.

“Wholly-Owned Subsidiary” means any Subsidiary of a Person in respect of which all of the equity securities or other ownership interests (other than, in the case of a corporation, directors’ qualifying shares) are at the time directly or indirectly owned or controlled by such Person or one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person.

1.2 Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements required to be delivered from time to time pursuant to Section 6.5 hereof.

SECTION 2:	COMMITMENT; FUNDING AND TERMS OF REVOLVING CREDIT LOAN

2.1 The Commitment.

(a) The Commitment. Subject to the terms and conditions herein set out, from the Closing Date until the Termination Date of Revolving Credit Loan, each Lender severally agrees to make Revolving Credit Loans in dollars to the Borrower from time to time in the amount of such Lender’s Revolving Commitment Percentage for the purposes hereinafter set forth; provided that (a) with regard to the Lenders collectively, the sum of the aggregate principal amount of outstanding Revolving Credit Loans plus LOC Obligations shall not exceed the lesser of (i) One Hundred Five Million Dollars ($105,000,000.00), (ii) the Borrowing Base, or (iii) the Permanent Loan Estimate; and (b) with regard to each Lender individually, the sum of the aggregate principal amount of such Lender’s Revolving Commitment Percentage of outstanding Revolving Credit Loans plus such Lender’s Revolving Commitment Percentage of LOC Obligations shall not exceed such Lender’s Revolving Committed Amount.

(b) Revolving Credit Loan Borrowings.

(i) Notice of Borrowing.  The Borrower shall request a Revolving Credit Loan borrowing by written notice (or telephone notice promptly confirmed in writing) to the Administrative Agent not later than 10:00 a.m. Eastern Time on the Business Day of the requested borrowing.  Each such request for borrowing shall be irrevocable and shall specify (A) that a Revolving Credit Loan is requested, (B) the date of the requested borrowing (which shall be a Business Day), and (C) the aggregate principal amount to be borrowed.  The Administrative Agent shall give notice to each Lender promptly upon receipt of each notice of borrowing pursuant to this Section 2.1(b)(i), the contents thereof and each such Lender’s share of any borrowing to be made pursuant thereto.

(ii) Minimum Amounts.  Each Revolving Credit Loan borrowing shall be in a minimum aggregate principal amount of $1,000,000 and integral multiples of $1,000,000 in excess thereof (or the remaining Aggregate Revolving Committed Amount, if less).

(iii) Advances.  Each Lender will make its Revolving Commitment Percentage of each Revolving Credit Loan borrowing available to the Administrative Agent for the account of the Borrower at the office of the Administrative Agent specified in Section 13.2, or at such other office as the Administrative Agent may designate in writing.  Advances will be made no later than 12:00 p.m. Eastern Time, for any request submitted by the Borrower on the previous business day and by 2:00 p.m. Eastern Time for any request for an advance submitted by the Borrower on the same business day specified in the applicable notice of borrowing in dollars and in funds immediately available to the Administrative Agent.  Such borrowing will then be made available to the Borrower by the Administrative Agent by crediting the account designated by the Borrower with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent; provided however, until receipt from Lenders of such funds, Administrative Agent may make up to its Revolving Commitment Percentage of the Revolving Credit Loan available to Borrower so long as such funds do not exceed the lesser of: (aa) the Borrowing Base, or (ab) the Administrative Agent’s Revolving Commitment Percentage of Revolving Credit Loan.

(iv) Non-Usage Fees.  Borrower agrees that with respect to any unused portion of any Revolving Credit Loan, Borrower shall pay to Administrative Agent an annual non-usage fee of fifteen hundredths percent (.15%) to be applied on a quarterly basis to the unused portion of such Revolving Credit Loan for the previous three (3) month period.

2.2 The Notes and Interest.  The Revolving Credit Loan shall be evidenced by promissory notes of Borrower payable to the order of each Lender in the aggregate principal amount of each Lender’s Revolving Commitment, in form substantially the same as the copy of the Note, attached hereto as Exhibit “C”.  The entire aggregate principal amount of the Revolving Credit Loan shall be due and payable on the Termination Date of Revolving Credit Loan.

2.3 Commitment Fee/Servicing Fee/Non-Usage Fee/Other Fees.  (a) On the Closing Date, Borrower will pay Administrative Agent (in addition to the commitment fees it has previously paid) an additional commitment/extension fee of Three Hundred Fifteen Thousand and No/100 Dollars ($315,000.00).  In addition to the commitment/extension fee, on each June 1, Borrower shall pay to Administrative Agent a servicing fee in the amount of Seventy Eight Thousand Seven Hundred Fifty and NO/100 Dollars ($78,750.00) for Administrative Agent’s services in connection with administering the Loan with the Lenders.  The servicing fee shall belong solely to Administrative Agent and the other Lenders shall have no interest therein.  Also, Borrower agrees that with respect to any unused portion of the Loan, Borrower shall pay to Administrative Agent a non-usage fee of fifteen hundredths percent (.15%) multiplied by the unused portion of the Loan for the previous three (3) month period.  The first non-usage fee payment shall be due on October 15, 2011 and on each quarterly anniversary date of that date thereafter [each January 15, April 15, July 15 and October 15] while the Loan remains outstanding.  Borrower agrees that the commitment fees, servicing fee and non-usage fees are fair and reasonable considering the condition of the money market, the creditworthiness of Borrower, the interest rate to be paid, and the nature of the security for the Loan.  It is expressly understood and agreed that any commitment fees and non-usage fees collected from the Borrower by Administrative Agent shall be disbursed by the Administrative Agent to the Lenders in proportion to Lenders’ Proportionate Share.

(b) Notwithstanding anything herein to the contrary, it is expressly understood and agreed that (i) any fees charged to and paid by the Borrower to the Administrative Agent with respect to letters of credit issued for the account of the Borrower (including, without limitation, preparation fees, amendment fees, cancellation fees, cable fees, postage, transfer fees, and other similar fees) shall belong solely to the Administrative Agent, and no other Lender shall have rights therein; (ii) any commissions charged to and paid by the Borrower in connection with the issuance of letters of credit shall belong solely to the Administrative Agent, unless and until a draw is made under any letter of credit at which time and when each Lender remits to Administrative Agent its Proportionate Share of the draw, Administrative Agent shall remit to each Lender its Proportionate Share of any commission paid to Administrative Agent by Borrower with respect to each letter of credit.

2.4 Borrowings under, Prepayments or Termination of the Revolving Credit Loan.  Borrower may, at its option, from time to time, subject to the terms and conditions of this Loan Agreement, without penalty, borrow, repay and reborrow amounts under the Notes, and principal payments received shall be distributed by Administrative Agent to each Lender its Proportionate Share of such payments in accordance with Section 9.2.

By notice to Lenders in writing, Borrower shall be entitled to terminate, in their entirety, Lenders’ several commitments to make further advances on the Revolving Credit Loan; and provided that the Revolving Credit Loan and all interest and all other obligations of Borrower to Lenders arising hereunder shall have been paid in full, Administrative Agent shall thereupon at Borrower’s request release its security interest in all of Borrower’s Property securing the Revolving Credit Loan.

2.5 Substitution of Collateral.  Upon Administrative Agent’s prior written approval, which approval must be at the direction of the Lenders pursuant to Section 9.1 (a), Borrower may substitute collateral originally provided for the Revolving Credit Loan for collateral of equal or greater value but such substituted collateral must be acceptable to each Lender and acceptance thereof is solely within the discretion of the Lenders, as evidenced by written notice to Borrower from Administrative Agent.

2.6 Intentionally Deleted.

2.7 Secondary Financing by Parent.  Parent was formerly the general partner of Borrower.  It is also a real estate investment trust.  In the event Parent does any additional offering of its securities, if required by Administrative Agent, as directed by the Required Lenders, it will apply no less than 75% net of expenses of the monies received from such offering for the benefit of Borrower and will not use that percentage of funds so received to capitalize or otherwise fund any other new partnerships or entities that are not affiliates of Borrower.

2.8 Issuance of Letters of Credit.  To the extent that letters of credit are requested by Borrower to be issued in connection with the Loan, Borrower agrees to execute and deliver to Issuing Lender any documents reasonably requested by Issuing Lender related to the issuance of the letters of credit, including but not limited to Issuing Lender’s standard form of reimbursement agreement.  The letters of credit shall not have an expiry date beyond the maturity date of the Notes.  Subject to compliance with the other terms and provisions of this Loan Agreement, up to Twenty Million Dollars ($20,000,000.00) of the Loan may be used for issuance of letters of credit for any purpose acceptable to Issuing Lender.  While the face amount of the letters of credit shall be counted against availability under the Loan as described in Section 2.1, such amounts shall only be deemed actual Loan advances when the letter of credit is drawn upon.

SECTION 3: REQUIRED PAYMENTS, PLACE OF PAYMENT, ETC.

3.1 Required Repayments.  In the event that the outstanding aggregate principal balance of the Revolving Credit Loan including outstanding letters of credit, shall at any time exceed the Borrowing Base, upon discovery of the existence of such excess borrowings, Borrower shall, within ninety (90) days from the date of such discovery, make a principal payment which will reduce the outstanding principal balance of the Revolving Credit Loan to an amount which does not exceed the Borrowing Base and/or at Borrower’s option provide Administrative Agent and the Lenders, with additional collateral for the Revolving Credit Loan of a value and type reasonably satisfactory to Administrative Agent and the Lenders which additional collateral shall be at a minimum sufficient to secure the then outstanding balance of the Loan (after credit for any principal reduction payment received from Borrower, if any), and if Borrower intends to request additional advances under the Loan, the additional collateral shall include collateral, deemed sufficient in Administrative Agent’s discretion, to secure the One Hundred Five Million Dollars ($105,000,000.00) credit line limitation, thereafter permitting Borrower to obtain additional advances in the manner and to the extent provided under the terms of this Loan Agreement.

In addition and during such ninety (90) day period or until the principal payment or satisfactory collateral is received, whichever is less, Borrower will not make any additional requests for advances under the Revolving Credit Loan.  Once calculated, the Borrowing Base shall remain effective until the next Borrowing Base calculation date as provided in Section 1 of this Loan Agreement.

3.2 Place of Payments.  All payments of principal and interest on the Revolving Credit Loan and all payments of fees required hereunder shall be made to Administrative Agent, at its address listed in Section 13.2 of this Loan Agreement in immediately available funds.

3.3 Payment on Non-Business Days.  Whenever any payment of principal, interest or fees to be made on the indebtednesses evidenced by this Loan Agreement and the Notes shall fall due on a Saturday, Sunday or public holiday under the laws of the State of Tennessee, such payment shall be made on the next succeeding Business Day.

SECTION 4: CONDITIONS OF LENDING

4.1 Conditions Precedent to Closing and Funding Initial Advance.  The obligation of Lenders to fund the initial Revolving Credit Loan Advance after the date of this Loan Agreement is subject to the condition precedent that Administrative Agent and the Lenders shall have received, on or before the Closing Date, all of the following in form and substance satisfactory to the Administrative Agent and the Lenders:

(a) This Loan Agreement.

(b) The Notes.

(c) The CBL Mortgage, together with a title updates, commitments and/or endorsements from a title insurance company acceptable to Administrative Agent, providing for the issuance of a mortgagee’s loan policy insuring the lien of the CBL Mortgage, in form, substance and amount satisfactory to Administrative Agent, containing no exceptions which are unacceptable to Administrative Agent, and containing such endorsements as Administrative Agent may require.

(d) Current financial statements of Borrower in form satisfactory to Administrative Agent and the Lenders.

(e) To the extent they have not been previously provided, copies of the limited partnership agreements, certificates of limited partnership, charters, bylaws, articles of organization and operating agreements for all Loan Parties and Related Entities (which Administrative Agent acknowledges it has previously received), and all amendments thereto, and current certificates of existence and certificates of authority for all Loan Parties and Related Entities.

(f) Copies of corporate resolutions of Borrower’s general partner, and all Loan Parties and Related Entities.

(g) The opinion of counsel for all Loan Parties and Related Entities, that the transactions herein contemplated have been duly authorized by all requisite corporate, partnership and/or limited liability company authority, that this Loan Agreement and the other instruments and documents herein referred to have been duly authorized, validly executed and are in full force and effect, and pertaining to such other matters as Administrative Agent and the Lenders may require.

(h) A certificate from an insurance company, satisfactory to Administrative Agent, setting forth the information concerning insurance which is required by Section 6.3 of this Loan Agreement; or, if Administrative Agent shall so require, certified copies of the original insurance policies evidencing such insurance, all of which Administrative Agent acknowledges it has previously received.

(i) To the extent they have not been previously provided, environmental audits of the properties described in the CBL Mortgage, to the extent they have not been previously provided to Administrative Agent.

(j) To the extent they have not been previously provided, surveys of the College Square, Walnut Square and Shoppes at Hamilton Place property subject to the CBL Mortgage, indicating the location of all building lines, easements (visible, reflected in the public records or otherwise) and any existing improvements or encroachments, which surveys shall contain no set of facts objectionable to Administrative Agent and shall be accompanied by Administrative Agent’s usual survey certificate.

(k) Copies of the Appraisals of the real estate described in Exhibit “A” attached hereto.

(l) The Guaranty Agreement of Parent guarantying the Loan (the “Guaranty Agreements”).

(m) All the items and information shown on the Checklist for Closing, a copy of which is attached hereto and marked Exhibit “D”.

4.2 Conditions Precedent to All Revolving Credit Loan Advances.  The obligation of Lenders to make Revolving Credit Advances pursuant hereto (including the initial advance at the Closing Date) shall be subject to the following additional conditions precedent:

(a) Borrower shall have furnished to Administrative Agent a written request stating the amount of Revolving Credit Advance requested together with the intended use of the advance.

(b) Borrower and all Related Entities shall not be in default of any of the terms and provisions hereof or of any instrument or document now or at any time hereafter evidencing or securing all or any part of the Revolving Credit Loan indebtednesses.

(c) Each of the Warranties and Representations of Borrower, as set out in Section 5 hereof shall remain true and correct in all material respects or, in the case of Warranties and

 Representations of Borrower already qualified by materiality, in all respects, as of the date of such Loan advance.

(d) Each Guaranty Agreement shall be and remain in full force and effect.

(e) Within ninety (90) days after each January 1 and within forty-five (45) days after each July 1, April 1 and October 1, Borrower shall furnish to Administrative Agent a Non-Default Certificate executed by a duly authorized officer of Borrower, in the form of Exhibit “E” attached hereto.

(f) If required by Administrative Agent, Borrower shall have furnished to Administrative Agent an updated and current title report with respect to the property or properties covered by any CBL Mortgage held by Administrative Agent.  If any lien shall have been placed on the property subsequent to the date of this Loan Agreement or the applicable CBL Mortgage, other than liens in favor of Administrative Agent, no additional advances shall be made.

SECTION 5: REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants that:

5.1 Partnership/Limited Liability Company Status.  Borrower is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware; it has the power and authority to own its properties and assets and is duly qualified to carry on its business in every jurisdiction wherein such qualification is necessary.  The Lakes Mall, LLC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Michigan; it has the authority to own its properties and assets and is duly qualified to carry on its business in every jurisdiction wherein such qualification is necessary.  CBL Morristown, Ltd. is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Tennessee; it has the authority to own its properties and assets and is duly qualified to carry on its business in every jurisdiction wherein such qualification is necessary.  The Lakes Mall, LLC is a wholly owned subsidiary of Borrower.  Walnut Square Associate Limited Partnership is a wholly owned subsidiary of Borrower.  CBL Morristown, Ltd. is a wholly owned subsidiary of Borrower.  Citadel Mall DSG, LLC is a wholly owned subsidiary of Borrower.  Laredo/MDN II Limited Partnership is a wholly owned subsidiary of MDN/Laredo GP II, LLC which is a wholly owned subsidiary of Borrower.  The Shoppes at Hamilton Place, LLC is a wholly owned subsidiary of Jarnigan Road Limited Partnership which is a 91% owned subsidiary of Borrower.

5.2 Power and Authority.  The execution, delivery and performance of the Loan Agreement, the Note, the CBL Mortgage, and the other loan and collateral documents executed pursuant hereto by Borrower and all Related Entities have been duly authorized by all requisite action and, to the best of Borrower’s knowledge, will not violate any provision of law, any order of any court or other agency of government, the limited partnership agreements, charter, bylaws or limited liability company agreements of Borrower, or any Related Entity, any provision of any indenture, agreement or other instrument to which Borrower, or any Related Entity is a party, or by which Borrower’s, and all Related Entities’ respective properties or assets are bound, or be in conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of Borrower, or any Related Entities, except for liens and other encumbrances provided for and securing the indebtedness covered by this Loan Agreement.

5.3 Financial Condition.

(a) (i)  Parent and Borrower’s consolidated balance sheets for the fiscal year ended as of December 31, 2010, and the related consolidated statements of operations and Consolidated statements of cash flows for the year then ended filed with the SEC in the Forms 10-Q and 10-K (or their equivalents), and (ii) the unaudited interim consolidated balance sheet of Borrower for March 31, 2011, and the related consolidated statements of operations and consolidated statements of cash flows for the period then ended, a copy of each of which has been furnished to Administrative Agent (and furnished by Administrative Agent to the Lenders), together with any explanatory notes therein referred to and attached thereto, are correct and complete and fairly present the financial condition of Parent and Borrower as at the date of said balance sheets and the results of its operations for said periods and as of the date of closing of this Loan Agreement and related transactions, respectively.  All such financial statements have been prepared in accordance with GAAP applied on a consistent basis maintained through the period involved.

(b) Since March 31, 2011, there has been no substantial adverse change in the business, properties, condition (financial or otherwise), or results of operations of Borrower.

(c) (i) The audited balance sheet of Parent for the fiscal year ended on December 31, 2010, the unaudited balance sheet of Parent for the period ended December 31, 2010, and the related statements of operations and of cash flows for the year ended 2010 and the period ended December 31, 2010, a copy of which has been furnished to Administrative Agent (and furnished by Administrative Agent to the Lenders), together with any explanatory notes therein referred to and attached thereto, are correct and complete and fairly present the financial condition of Parent as at the date of said balance sheets and the results of its operations for said periods and as of the date of closing of this Loan Agreement and related transactions, respectively.  All such financial statements have been prepared in accordance with GAAP applied on a consistent basis maintained through the period involved.

(d) Since December 31, 2010, there has been no substantial adverse change in the business, properties, condition (financial or otherwise), or results of operations of Parent.

(e) The warranties and representations made in this Section 5.3 are and were made as of the date of this Loan Agreement and any violation thereof shall be determined as of that date.

5.4 Title to Assets.  Borrower and all Related Entities have good and marketable title to all its properties and assets reflected on the most recent balance sheet furnished to Administrative Agent (and furnished by Administrative Agent to the Lenders) subject to the Permitted Encumbrances with respect to the properties described in the CBL Mortgages and subject to all encumbrances, whether of record or not, with respect to all other properties.

5.5 Litigation.  There is no action, suit or proceeding at law or in equity or by or before any governmental instrumentality or other agency now pending, or, to the knowledge of Borrower threatened against or affecting Borrower or any Related Entity, or any properties or rights of Borrower or any Related Entities, which, if adversely determined, would materially adversely affect the financial or any other condition of Borrower or any Related Entity except as set forth in Exhibit “F” attached hereto.  With respect to the materialmen’s lien litigation involving The Lakes Mall, Borrower agrees at Administrative Agent’s request (which request may be at the direction of the Required Lenders), Borrower will cause the materialmen’s lien to be bonded off promptly and to the satisfaction of Administrative Agent.

5.6 Taxes.  Borrower has filed or caused to be filed all federal, state or local tax returns which are required to be filed, and has paid all taxes as shown on said returns or on any assessment received by it, to the extent that such taxes have become due, except as otherwise permitted by the provisions hereof.

5.7 Contracts or Restrictions.  In Borrower’s opinion, Borrower and the Related Entities are not a party to any agreement or instrument or subject to any partnership agreement or limited liability company or corporate restrictions adversely affecting its business, properties or assets, operations or condition (financial or otherwise) other than this Loan Agreement, other bank loan or property partnership agreements that contain certain restrictive covenants or other agreements entered into in the ordinary course of business.

5.8 No Default.  No material default has occurred and not been waived under any agreement or instrument to which it is a party beyond the expiration of any applicable notice and cure period, which default if not cured would materially and substantially affect the financial condition, property or operations of Borrower or any Related Entity.  For the purposes of this Section 5.8, monetary defaults specifically excepted under the provisions of Section 8.2 (which excludes non-recourse debt) below shall not be deemed material defaults.

5.9 Patents and Trademarks.  Borrower and all Related Entities possess all necessary patents, trademarks, trade names, copyrights, and licenses necessary to the conduct of its businesses.

5.10 ERISA.  To the best of Borrower’s knowledge and belief, Borrower and all Related Entities are in compliance with all applicable provisions of the Employees Retirement Income Security Act of 1974 (“ERISA”) and all other laws, state or federal, applicable to any employees’ retirement plan maintained or established by it.

5.11 Hazardous Substances.  To the best knowledge of Borrower, no Hazardous Substances are unlawfully located on or have been unlawfully stored, processed or disposed of on or unlawfully released or discharged (including ground water contamination) from any property owned by Borrower and/or any Related Entity which is encumbered by the CBL Mortgage and no above or underground storage tanks exist unlawfully on such property.  No private or governmental lien or judicial or administrative notice or action related to Hazardous Substances or other environmental matters has been filed against any property which, if adversely determined, would materially adversely affect the business, operations or the financial condition of Borrower and/or any Related Entity except as set forth in Exhibit “F” attached hereto.

5.12 Ownership of Borrower.  As of the date hereof, CBL Holdings I owns an approximate 1.05% general partner interest in Borrower and CBL Holdings II owns a 76.87% limited partner interest in Borrower.  Borrower has no other general partners.  As of the date hereof, Parent does not own a direct interest in Borrower; however, it owns 100% of the stock of CBL Holdings I and CBL Holdings II.  As of the date hereof, CBL & Associates, Inc., and officers and key employees of Borrower’s Affiliates own an approximate 9.77% limited partner interest in Borrower.  As of the date hereof, CBL & Associates Management, Inc. owns no interest in Borrower.  As of the date hereof, Richard E. Jacobs Group, Inc. owns an approximate 6.89% limited partner interest in Borrower and other investors own an approximate 5.42% limited partner interest in Borrower.  As of the date hereof Borrower and its Affiliates own 100% of the partnership interests in Walnut Square Associates Limited Partnership, Laredo/MDN II Limited Partnership and CBL Morristown, Ltd.; and 100% of the limited liability company interests of The Lakes Mall and Citadel Mall DSG, LLC.  As of the date hereof, Jarnigan Road Limited Partnership is owned 91% by Borrower, 1% by Development Options, Inc. and 8% by Lewis H. Conner, Jr.  As of the date hereof, Jarnigan Road Limited Partnership owns 100% of the limited liability company interests of The Shoppes at Hamilton Place, LLC.

5.13 Intentionally Deleted.

5.14 Outstanding Balance on Note.  The outstanding unpaid principal balance of the Revolving Credit Loan as of June 1, 2011, was $15,200,000.00, and the undisbursed amount of the Revolving Credit Loan is $89,800,000.00 as of June 1, 2011, subject to the cap described in this Loan Agreement, and no defenses or offsets exist against the holder of the Revolving Credit Loan or otherwise.

5.15 Margin Stock; Investment Company.  Neither Borrower nor any of its Subsidiaries owns any “Margin Stock” (as such term is defined in Regulation U of the Board of Governors of the United States Federal Reserve System).  Neither Borrower nor any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur indebtedness or which may otherwise render all or any portion of the Revolving Credit Loans unenforceable.  Neither Borrower nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

5.16 Anti-Terrorism.  Neither Parent, Borrower nor any of their Subsidiaries nor any Related Entity is or has been designated, or is owned or controlled by, a “suspected terrorist” as defined in Executive Order 13224, which prohibits transactions with terrorists and terrorist organizations.  To the extent applicable, each of Parent, Borrower and their respective Subsidiaries is in compliance in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the PATRIOT Act.  No part of the proceeds of the

Revolving Credit Loans will be used, directly or indirectly, for any payments to any governmental office or employee, political party, official of a political party, candidate for political office or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

SECTION 6: AFFIRMATIVE COVENANTS OF BORROWER

Borrower covenants and agrees that from the date hereof and until payment in full of the principal of and interest on indebtednesses evidenced by this Loan Agreement and the Notes, unless Administrative Agent shall otherwise consent in writing, as directed by the Required Lenders, Borrower will and will cause all Related Entities to:

6.1 Business and Existence.  Perform all things necessary to preserve and keep in full force and effect its respective existence, rights and franchises, comply with all laws applicable to it and continue to conduct and operate its business in a sound and prudent manner.

6.2 Maintain Property.  Maintain, preserve, and protect all leases, franchises, and trade names and preserve all of its properties used or useful in the conduct of its business in a sound and prudent manner, keep the same in good repair, working order and condition, ordinary wear and tear excepted, and from time to time make, or cause to be made, all needed and proper repairs, renewals, replacements, betterments and improvements thereto so that the business carried on in connection therewith may be properly conducted at all times.

6.3 Insurance.

(a) With respect to all of the Property which serves as collateral for the Loan, at all times maintain in some company or companies (having a Best’s rating of A-:XI or better) approved by Administrative Agent:

(i)
Comprehensive public liability insurance covering claims for bodily injury, death, and property damage, with minimum limits satisfactory to Administrative Agent, but in any event not less than those amounts customarily maintained by companies in the same or substantially similar business;

(ii)	Business interruption insurance and/or loss of rents insurance in a minimum amount specified by Administrative Agent, with loss payable clause in favor of Administrative Agent;

(iii)
Hazard insurance insuring all the Property which serves as collateral for the Loan against loss by fire (with extended coverage) and against such other hazards and perils (including but not limited to loss by windstorm, hail, explosion, riot, aircraft, smoke, vandalism, malicious mischief and vehicle damage) as Administrative Agent, in its sole discretion, shall from time to time require, all such insurance to be issued in such form, with such deductible provision, and for such amount as shall be satisfactory to

Administrative Agent, with loss payable clause in favor of Administrative Agent.  Administrative Agent is hereby authorized and empowered, at its option, to adjust or compromise any loss under any such insurance policies and to collect and receive the proceeds from any such policy or policies as provided in the CBL Mortgage; and

(iv)	Such other insurance as Administrative Agent or a Lender may, from time to time, reasonably require by notice in writing to Borrower.

(b) All required insurance policies shall provide for not less than thirty (30) days’ prior written notice to Administrative Agent of any cancellation, termination, or material amendment thereto; and in all such liability insurance policies, Administrative Agent (on behalf of the Lenders) shall be named as an additional insured.  Each such policy shall, in addition, provide that there shall be no recourse against Administrative Agent or the Lenders for payment of premiums or other amounts with respect thereto.  Hazard insurance policies shall contain the agreement of the insurer that any loss thereunder shall be payable to Administrative Agent for distribution to the Lenders notwithstanding any action, inaction or breach of representation or warranty by Borrower or any Related Entity.  Borrower will deliver to Administrative Agent (for Administrative Agent’s distribution to the Lenders) original or duplicate policies of such insurance, or satisfactory certificates of insurance, and, as often as Administrative Agent (or Lenders through Administrative Agent), may reasonably request, a report of a reputable insurance broker with respect to such insurance.  Any insurance proceeds received by Administrative Agent shall be applied upon the indebtednesses, liabilities, and obligations of Borrower to the Lenders in accordance with Section 9.2 (whether matured or unmatured) or, at the option of the Required Lenders, released to Borrower.

6.4 Obligations, Taxes and Liens.  Pay all of its indebtednesses and obligations in accordance with normal terms and practices of its business and pay and discharge or cause to be paid and discharged all taxes, assessments, and governmental charges or levies imposed upon it or upon any of its income and profits, or upon any of its properties, real, personal or mixed, or upon any part thereof, before the same shall become in default, as well as all lawful claims for labor, materials, and supplies which otherwise, if unpaid, might become a lien or charge upon such properties or any part thereof; provided, however, that Borrower and Related Entities shall not be required to pay and discharge or to cause to be paid and discharged any such indebtedness, obligation, tax, assessment, trade payable, charge, levy or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings satisfactory to Administrative Agent, and Administrative Agent shall be furnished, if Administrative Agent shall so request, bond or other security protecting it against loss in the event that such contest should be adversely determined.  In addition, Borrower shall immediately pay, upon the request of Administrative Agent (which may be at the direction of the Required Lenders), all mortgage and/or intangible taxes and/or penalties payable to government officials with respect to any CBL Mortgage and/or the Note or, if Administrative Agent has elected to pay same (at the direction of the Required Lenders), Borrower shall immediately reimburse Administrative Agent therefor (who shall in turn reimburse the Lenders); provided, however Borrower shall not be required to pay so long as Borrower or any Related Entity is contesting the tax and/or penalties in good faith and through continuous and appropriate proceedings but Borrower shall be required to reimburse the Administrative Agent or any Lender to the extent Administrative Agent or any Lender has made any payment.

6.5 Financial Reports and Other Data.  Furnish to Administrative Agent for distribution to the Lenders as soon as available: (a) and in any event within ninety (90) days after the end of each fiscal year of Borrower, an unqualified audit as of the close of such fiscal year of Borrower, including a consolidated balance sheet and consolidated statements of operations and consolidated statements of cash flows together with the unqualified audit report and opinion of Deloitte & Touche, LP, Certified Public Accountant, or other independent Certified Public Accountant which is widely recognized and of good national repute or which is otherwise acceptable to Administrative Agent and the Lenders, showing the financial condition of Borrower at the close of such year and the results of operations during such year; and, (b) within forty-five (45) days after the end of each fiscal quarter, (i) Parent’s consolidated balance sheet, consolidated statement of income and retained earnings and consolidated statements of changes, each prepared in accordance with GAAP, not audited but certified by the Chief Executive Officer or the Chief Financial Officer or Controller or a Senior Vice President or Vice President of Accounting of Parent, such balance sheets to be as of the end of such quarter and such consolidated statements to be for the period from the beginning of said year to the end of such quarter, in each case subject only to audit and year-end adjustment and the preparation of required footnotes; provided however, if Parent files a Form 10-Q (or its) with the SEC then the financial statements described above shall be provided to Administrative Agent for distribution to the Lenders within five (5) days of that filing; (ii) a Non-Default Certificate in the form prescribed on Exhibit “E” attached hereto and made a part hereof; and (iii) a Borrowing Base Certificate; and, (c) within forty-five (45) days after the end of each fiscal quarter, rent rolls and operating statements related to the properties described in the CBL Mortgage; (d) simultaneously with the inclusion of Net Operating Income (loss) from Newly Acquired Property in any financial calculation provided for in this Loan Agreement, certification, in a form acceptable to Administrative Agent, of the purchase price for such Newly Acquired Property and a current rent roll and a current income and expense statement, similar to those described above, not audited but certified by the Chief Financial Officer or Controller of Borrower and Parent, as the case may be, such rent roll and statement of income and expense to be for the twelve (12) month period, if available, used in any such calculation and/or to also be for the period from the beginning of said year to the end of such quarter, as the case may be; (e) and in any event within one hundred twenty (120) days after the end of each fiscal year of Parent, an unqualified audit as of the close of such fiscal year of Parent, including a consolidated balance sheet and consolidated statements of operations and consolidated statements of cash flows together with the unqualified audit report and opinion of Deloitte & Touche, LP, Certified Public Accountant, or other independent Certified Public Accountant which is widely recognized and of good national repute or which is otherwise acceptable to Administrative Agent, showing the financial condition of Parent at the close of such year and the results of operations during such year; provided however, if Parent files a Form 10-K (or its equivalent) with the SEC then such financial statements shall be provided to Administrative Agent for distribution to the Lenders within five (5) days of that filing; (f) if requested by Administrative Agent (as directed by the Required Lenders) on an annual basis, Borrower’s cash flow budgets for the following four (4) fiscal quarters; and (g) such other financial information as Administrative Agent (as directed by the Required Lenders) may reasonably require.

6.6 Additional Information.  Furnish such other information regarding the operations, business affairs and financial condition of Borrower and all Related Entities as Administrative Agent or Administrative Agent, as directed by any Lender, may reasonably request, including but not limited to written confirmation of requests for loan advances, true and exact copies of its books of account and tax returns, and all information furnished to the owners of its partnership interests, or any governmental authority, and permit the copying of the same, and Administrative Agent agrees that such information shall be maintained in strict confidence unless it is publicly available and except that it may be disclosed to any Lenders and their counsel and Administrative Agent’s counsel; provided, however, Borrower shall not be required to divulge the terms of other financing arrangements with other lending institutions if and to the extent Borrower is prohibited by contractual agreement with such lending institutions from disclosing such information with the exception that Borrower shall promptly notify Administrative Agent (for distribution to the Lenders) in writing of all defaults, if any, which exist beyond any applicable cure periods and the nature thereof, which occur in connection with such financing arrangements and which defaults or defaults would constitute an Event of Default hereunder.  Borrower shall not enter into any such contractual arrangement whereby Borrower is prohibited from disclosing such financial arrangements, without providing Administrative Agent with written notice of the nature of such prohibitions.  In addition, Borrower shall not enter into any such arrangement while any Event of Default hereunder exists beyond any applicable cure periods.

6.7 Right of Inspection.  Permit any person designated by Administrative Agent or any person designated by any Lender through Administrative Agent, at Administrative Agent’s expense, to visit and inspect any of the properties, books and financial reports of Borrower and all Related Entities and to discuss its affairs, finances and accounts with its principal officers, at all such reasonable times and as often as a Administrative Agent or Administrative Agent, as directed by any Lender, may reasonably request; provided that such inspection shall not unreasonably interfere with the operation and conduct of Borrower’s or any Related Entity’s properties and business affairs; and provided further that any such designated person shall disclose any such information only to Administrative Agent, Administrative Agent’s appraisers and examiners as required by banking laws, rules and regulations, and Administrative Agent shall then disclose such information to the other Lenders.

6.8 Environmental Laws.  Maintain at all times all property described in the CBL Mortgage in compliance with all applicable Environmental Laws, and immediately notify Administrative Agent (for distribution to the Lenders) of any notice, action, lien or other similar action alleging either the location of any Hazardous Substances or the violation of any Environmental Laws with respect to any of such properties.

6.9 Notice of Adverse Change in Assets.  At the time of Borrower’s first knowledge or notice, immediately notify Administrative Agent (for distribution to the Lenders) of any information that may adversely affect in any material manner the properties of Borrower and/or any Related Entity which are subject to any CBL Mortgage.

6.10 Appraisals.  Upon Administrative Agent’s request, which may be at the discretion of the Required Lenders, but no more frequently than once per every twelve (12)

month period, allow appraisers (that are capable of conducting Appraisals meeting the requirements set forth in the definition of “Appraisal” above) employed by Administrative Agent (or a firm designated by Administrative Agent or the Required Lenders through the Administrative Agent) and reasonably acceptable to the Borrower to make updated Appraisals of the property or properties described in the CBL Mortgage, at Borrower’s expense.

6.11 Intentionally Deleted.

6.12 Notice of Event of Default.  As soon as practicable, and in any event within two (2) Business Days after a Senior Officer of Borrower or any Subsidiary becomes aware of the existence of any condition or event which constitutes a default or Event of Default, Borrower shall provide telephonic notice to Administrative Agent specifying the nature and period of existence thereof, and, no more than two (2) Business Days after such telephonic notice, written notice again specifying the nature and period of existence thereof and specifying what action Borrower is taking or proposes to take with respect thereto.

6.13 REIT.  Parent shall at all times maintain its status as a “real estate investment trust” under the Internal Revenue Code and shall at all times remain a New York Stock Exchange-listed or AMEX–listed company.

6.14 Ownership.  Charles B. Lebovitz, John N. Foy, Ben Landress, Stephen D. Lebovitz and Michael Lebovitz (or members of their immediate family, or any or trust formed for their benefit, or a corporation in which they own the majority of the voting stock) shall own directly or indirectly at least a combined ten percent (10%) of the voting stock of Parent and operating units of Borrower, except and only to the extent diluted by additional equity offerings or similar transactions.

SECTION 7: NEGATIVE COVENANTS OF BORROWER

Borrower covenants and agrees that at all times from and after the Closing Date, unless Administrative Agent shall otherwise consent in writing, as directed by the Required Lenders, Borrower will not, and will not allow any Subsidiary or Related Entity, to either directly or indirectly:

7.1 Minimum Tangible Net Worth.  Permit Tangible Net Worth at any time to be less than (i) $2,552,775,000.00 plus (ii) 50% of the Net Proceeds of all Equity Issuances affected at any time after the Agreement Date by Parent, Borrower or any Subsidiaries to any Person other than Parent or any of its Subsidiaries.  This shall be measured quarterly.

7.2 Ratio of Total Liabilities to Gross Asset Value.  Permit the ratio of (i) Total Liabilities of Parent, Borrower and its Subsidiaries determined on a consolidated basis to (ii) Gross Asset Value of Parent, Borrower and any Subsidiaries determined on a consolidated basis, to exceed 0.650 to 1.00 at any time.  This shall be measured quarterly.

7.3 Ratio of EBITDA to Interest Expense.  Permit the ratio of (i) EBITDA of Parent, Borrower and the Subsidiaries determined on a consolidated basis for the four (4) fiscal quarters most recently ending to (ii) Interest Expense of Parent and its Subsidiaries determined on a consolidated basis for such period, to be less than 1.750 to 1.00.  This shall be measured quarterly.

7.4 Ratio of EBITDA to Debt Service.  Permit the ratio of (i) EBITDA of Parent, Borrower and the Subsidiaries determined on a consolidated basis for the four (4) fiscal quarters most recently ending prior to the calculation to (ii) Debt Service of Parent, Borrower and the Subsidiaries determined on a consolidated basis for such period, to be less than 1.550 to 1.00.  This shall be measured quarterly.

7.5 Indebtedness.  Incur, create, assume or permit to exist any indebtedness or liability, secured by any of the properties described in the CBL Mortgage, except, with respect to Borrower only, for indebtedness, which is subordinate in all respects to the indebtedness evidenced by this Loan Agreement and the Notes which indebtedness does not exceed Five Hundred Thousand and No/100 Dollars ($500,000.00) in the aggregate per property and is used for renovation, repair or improvement of the property or properties described in the CBL Mortgage.

7.6 Mortgages, Liens, Etc.  Create, assume or suffer to exist any mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever on any of the properties subject to the CBL Mortgage except:

(a) Liens in favor of Administrative Agent, for the benefit of the Lenders, securing payment of the Note;

(b) existing liens securing indebtednesses permitted under Section 7.5 above;

(c) Permitted Encumbrances (as defined at Section 1); and

(d) Liens securing indebtedness permitted under Section 7.5 above.

7.7 Sale of Assets.  Sell, lease, convert, transfer or dispose of all or a substantial part of its assets for less than book value or for less than fair market value, or, sell, lease, convert, transfer or dispose of all or a substantial part of its assets, without the consent of the Required Lenders, if GAAP book value or fair market value exceeds 20% of the GAAP book value of all of its assets at that time.  In other words, Borrower may sell its assets without the consent of the Required Lenders so long as such sale is not more than 20% of the book value of all of its assets and only so long as such sale does not cause Borrower to be in violation of any covenant in this Loan Agreement.

7.8 Consolidation or Merger; Acquisition of Assets.  Enter into any transaction of merger or consolidation, acquire any other business or corporation, or acquire all or substantially all of the property or assets of any other Person in excess of $500,000,000.00 unless: (a) Borrower and/or its general partner shall be the surviving entities and shall remain United States entities or the transaction or acquisition is permitted by and effected in accordance with the provisions of Section 7.12; and (b) unless (i) no Event of Default exists; and (ii) Borrower has delivered to Administrative Agent for distribution to the Lenders at least thirty (30) days prior to such acquisition all information related to the acquisition requested by Administrative

Agent (or any Lender through Administrative Agent) at least thirty (30) days and a compliance certificate, calculated on a pro forma basis, evidencing continued compliance with the financial covenants contained in this Loan Agreement after accounting for the proposed acquisition.

7.9 Partnership Distributions and Other Restricted Payments.  If an Event of Default exists or would exist following the making of a Restricted Payment, Parent, Borrower and any Related Entity will not declare or make, or permit any other Subsidiary to declare or make, any Restricted Payment except that (i) Parent may declare or make cash distributions to its shareholders during any fiscal year in an aggregate amount not to exceed the minimum amount necessary for Parent to maintain its status as a REIT, to remain in compliance with this Loan Agreement and Section 8.10 of the Credit Agreement; and (ii) Parent may cause Borrower (directly or indirectly through any intermediate Subsidiaries) to make cash distributions to Parent and to other limited partners of Borrower, and Parent may cause other Subsidiaries of Parent to make cash distributions to Parent and to other holders of Equity Interests in such Subsidiaries, in each case (x) in an aggregate amount not to exceed the amount of cash distributions that Parent is permitted to declare or distribute under the immediately preceding clause (i) and (y) on a pro rata basis, such that the aggregate amount distributed to Parent does not exceed the amount that Parent is permitted to declare or distribute under the immediately preceding clause (i).  Notwithstanding the foregoing, if an Event of Default specified in this Loan Agreement or a Default specified in Section 11.1(a) of the Credit Agreement resulting from Borrower’s failure to pay when due the principal of, or interest on, any of the Advances or any Fees (as such terms are defined in the Credit Agreement), or Section 11.1(e) or (f) of the Credit Agreement, shall have occurred and be continuing, or if as a result of the occurrence of any other Event of Default under this Loan Agreement or the Credit Agreement, the Indebtedness or Obligations (as such term is defined in the Credit Agreement), have been accelerated pursuant to this Loan Agreement or Section 11.2(a) of the Credit Agreement, Parent and Borrower shall not, and shall not permit any other Subsidiary to, make any Restricted Payments whatsoever.  The Borrower will certify as to its compliance with this covenant in their quarterly compliance certificate.

7.10 Loans to Officers and Employees.  Permit or allow loans to officers and employees of Borrower or any Related Entity or holders of partnership interests in Borrower to exceed $500,000.00 in any one instance or $2,000,000.00 in the aggregate; provided that nothing in the foregoing shall be deemed to limit loans made in the ordinary course of business to CBL & Associates Management, Inc.

7.11 Limitations on Actions Against Administrative Agent and Lenders.  Take any action against:

(a) Administrative Agent, if any Lender fails or refuses to fund pursuant to the terms of this Loan Agreement to Administrative Agent for the benefit of Borrower, such Lender’s Proportionate Share; or

(b) any Lender, if Administrative Agent fails or refuses to fund for the account of Borrower any Lender’s Proportionate Share, to the extent such Lender’s Proportionate Share has been received by Administrative Agent; or

(c) any Lender, if such Lender fails or refuses to fund to Administrative Agent for the benefit of Borrower, such Lender’s Proportionate Share, and such failure or refusal is not a breach of this Loan Agreement; or

(d) any Lender, if Administrative Agent fails or refuses to fund for the account of Borrower Lender’s Proportionate Share.  Borrower’s cause of action under this Loan Agreement, if any, for failure to fund being directly against the Lender which fails or refuses to fund, and then only if such failure or refusal to fund would constitute a breach of this Loan Agreement.

7.12 Investment Concentration/Permitted Investments.  Not make, nor permit Parent or any of its Subsidiaries to, make an Investment in or otherwise own the following items which would cause the aggregate value of such holdings (for purposes of this Section 7.12 the value of the holdings described in items (a) through (e) shall be calculated in accordance with GAAP) of Borrower and/or Subsidiaries and/or Parent to exceed at any time ( to be measured quarterly) either an aggregate thirty-five percent (35%) of Gross Asset Values or the specific Gross Asset Values noted below:

(a) unimproved real estate, for purposes of this clause (a) unimproved real estate shall not include (i) raw land subject to a ground lease under which Borrower or a Subsidiary is the lessor and a Person not an Affiliate is the lessee; (ii) Properties under development; (iii) land subject to a binding contract of sale under which Borrower or one of its Subsidiaries is the seller and the buyer is not an Affiliate of Borrower and (iv) out-parcels held for lease or sale at Properties which are either completed or where development has commenced, shall not exceed ten percent (10%);

(b) developed real estate used primarily for non-retail purposes, other than the real estate located at CBL Center, 2030 Hamilton Place Boulevard, Chattanooga, Tennessee and the new office building located at 2034 Hamilton Place Boulevard, Chattanooga, Tennessee, shall not exceed ten percent (10%);

(c) Investments (which shall be valued at book value determined in accordance with GAAP) in Unconsolidated Affiliates of Borrower or Parent shall not exceed twenty percent (20%);

(d) Investments [which shall be valued at the lower of cost or market value, which shall also be limited to ten percent (10%)] in Persons that are neither Subsidiaries nor Unconsolidated Affiliates of Borrower or Parent, excluding publicly traded stock of a real estate company in which Borrower is acquiring a controlling interest which shall be limited to ten percent (10%) with any excess applied to the overall percentage limitation of this subsection (d); and

(e) Mortgages in favor of Borrower or Parent, other than (i) Mortgages securing Indebtedness owed to Borrower or any Subsidiary on September 30, 2002, which shall also be limited to ten percent (10%).

7.13 Limitation on Amendment to Organizational Documents.  Not change their respective Articles of formation, bylaws, partnership agreements or other organizational documents in any respect which would have a material adverse effect (without the prior written consent of Administrative Agent, as directed by the Required Lenders) except as required by law or applicable tax requirements.

7.14 Ratio of EBITDA to Total Indebtedness.  Permit the percentage of (i) EBITDA of Parent, Borrower and the Subsidiaries determined on a consolidated basis for the four (4) fiscal quarters most recently ending to (ii) total Indebtedness on a consolidated basis for such period, to be less than eleven percent (11%).  This shall be measured quarterly.

SECTION 8: EVENTS OF DEFAULT

An “Event of Default” shall exist if any of the following shall occur:

8.1 Payment of Principal, Interest to Lenders.  Borrower defaults in the payment as and when due of principal or interest on any of the Notes or any fees due under this Loan Agreement which default shall continue for more than ten (10) days following mailing of notice from Administrative Agent (as directed by the Required Lenders) to Borrower thereof; or Borrower defaults in the payment when due of any other Recourse Indebtednesses, liabilities, or obligations to Lenders beyond the expiration of any applicable notice and cure period, whether now existing or hereafter created or arising; direct or indirect, absolute or contingent; provided however, there shall be no notice requirement or cure periods if the Notes have matured; or

8.2 Payment of Obligations to Others.  Borrower or any Related Entity defaults in the payment as and when due of any other Recourse Indebtedness or obligation for borrowed money owed to a lender other than any of the Lenders or to any of the Lenders unrelated to the Loan, but only if the effect of such default causes the holder of any other Recourse Indebtedness or obligation (after expiration of any applicable cure period) to accelerate the maturity of such indebtedness or obligation prior to the stated maturity date of such indebtedness or obligation; provided, however, Borrower and the Related Entity will not be considered in default hereunder if: (a) the monetary payment default is less than One Million Dollars ($1,000,000.00) and is not a failure to pay a regular monthly, quarterly or other periodic installment payment of principal and/or interest or interest only, as the case may be, on the due date, subject to any applicable grace or cure period and specifically excluding any regularly scheduled balloon payment not paid in full within sixty (60) days of the actual due date of the balloon payment; or (b) such default is being contested by Borrower or the Related Entity in good faith through appropriate proceedings reasonably acceptable to Administrative Agent; or

8.3 Payment of Obligations to Wells Fargo.  Borrower or any Related Entity defaults in the payment as and when due of Indebtedness or obligation for borrowed money owed to Wells Fargo and such default continues beyond any applicable grace period; or

8.4 Performance of Obligations to Lenders.  (a) Borrower or any Related Entity defaults with respect to the performance of any non-monetary obligation incurred in connection with the Loan and such default continues for more than thirty (30) days following mailing of notice thereof from Administrative Agent (as directed by the Required Lenders) to Borrower and/or the Related Entity, as the case may be, or, and such default shall continue for a period of thirty (30) calendar days after the earlier of (i) the date any Senior Officer of Borrower has actual knowledge of such failure or (ii) the date notice of such failure has been given to Borrower and/or the Related Entity, as the case may be, by Administrative Agent; provided, however, that if such default is curable, in the reasonable opinion of the Required Lenders (as evidenced by a notice signed by the Required Lenders), but requires work to be performance, acts to be done or conditions to be remedied which, by their nature, cannot be performed, done or remedied, as the case may be, within such thirty (30) day period, no Event of Default shall be deemed to have occurred if such Borrower and/or the Related Entity, as the case may be, commences the same within such thirty (30) day period and thereafter diligently and continuously prosecutes the same to completion, and the same is in fact completed, no later than the date ninety (90) calendar days following the earlier of the date such Senior Officer has actual knowledge of such failure or the date Administrative Agent gave notice of such failure to Borrower and/or the Related Entity, as the case may be; or (b) Borrower and/or the Related Entity, as the case may be, defaults with respect to the performance of any other non-monetary obligation incurred in connection with any Recourse Indebtedness for borrowed money owed to Administrative Agent in connection with the Loan and such default continues for a period of thirty (30) calendar days after the earlier of (i) the date any Senior Officer of Borrower has actual knowledge of such failure or (ii) the date notice of such failure has been given to Borrower and/or the Related Entity, as the case may be, by Administrative Agent; provided, however, that if such default is curable, in the reasonable opinion of the Administrative Agent (as directed by the Required Lenders), but requires work to be performance, acts to be done or conditions to be remedied which, by their nature, cannot be performed, done or remedied, as the case may be, within such thirty (30) day period, no Event of Default shall be deemed to have occurred if such Borrower and/or the Related Entity, as the case may be, commences the same within such thirty (30) day period and thereafter diligently and continuously prosecutes the same to completion, and the same is in fact completed, no later than the date ninety (90) calendar days following the earlier of the date such Senior Officer has actual knowledge of such failure or the date Administrative Agent gave notice of such failure to Borrower and/or the Related Entity, as the case may be; or (c) any Borrower or any Related Entity shall fail to perform or observe any term, covenant, condition or agreement contained in this Loan Agreement or any other Loan Document to which it is a party and not otherwise mentioned in this Section; or

8.5 Performance of Obligations to Others.  An event of default occurs with respect to the performance of non-monetary obligations incurred in connection with any Recourse Indebtedness for borrowed money owed to a lender other than any of the Lenders, provided the default has not been waived by such lender or the default has not been cured within the applicable cure period; provided further however, if such lender’s declaration of default is being continuously and diligently contested by Borrower and/or the Related Entity, as the case may be, in good faith through appropriate proceedings reasonably acceptable to Administrative Agent and the Lenders, such default shall not constitute a default hereunder; or

8.6 Representation or Warranty.  Any representation or warranty made by Borrower herein, or in any report, certificate, financial statement or other writing furnished in connection with or pursuant to this Loan Agreement shall prove to be false, misleading or incomplete in any substantial material respect on the date as of which made; or

8.7 Bankruptcy, Etc.  Borrower or CBL Holdings or Parent or any Related Entity shall make a general assignment of assets for the benefit of creditors, file a petition in bankruptcy, petition or apply to any tribunal for the appointment of a custodian, receiver or any trustee for it or a substantial part of its assets, or shall commence on its or their behalf any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or if there shall have been filed any such petition or application, or any such proceeding shall have been commenced against Borrower or CBL Holdings or Parent or any Related Entity, in which an order for relief is entered against Borrower or CBL Holdings or Parent which remains undismissed for a period of ninety (90) days or more; or Borrower or CBL Holdings or Parent or any Related Entity by any act or omission shall indicate its consent to, approval of or acquiescence in any such petition, application or proceeding or order for relief or the appointment of a custodian, receiver or any trustee for it or any substantial part of any of its properties, or shall suffer any such custodianship, receivership or trusteeship to continue undischarged for a period of ninety (90) days or more; or

8.8 Concealment of Property, Etc.  Borrower, any Related Entity, or CBL Holdings or Parent shall have concealed, removed, or permitted to be concealed or removed, any part of its property, with intent to hinder, delay or defraud its or his creditors or any of them, or made or suffered a transfer of any of its property which shall constitute a fraudulent act under any bankruptcy, fraudulent conveyance or similar law; or shall have made any transfer of its property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid; or shall have suffered or permitted, while insolvent, any creditor to obtain a lien upon any of its property through legal proceedings or distraint which is not vacated within thirty (30) days from the date thereof; or

8.9 Management Change.  Active management of Borrower, CBL & Associates Management, Inc. (the “Management Company”) and the Parent shall remain in Charles B. Lebovitz; provided, however, upon his failure to remain in active management such failure shall not be a default hereunder if either (i) at least two (2) of the following remain active in the management: John N. Foy, Stephen D. Lebovitz, Michael Lebovitz, Ben Landress, and Charles W. A. Willett, Jr.; or (ii) within one hundred eighty (180) days Borrower, Management Company and Parent present a management replacement satisfactory to Lenders; or

8.10 Change in Ownership.  Parent, its affiliates, officers and key employees, and CBL Holdings shall have through any means reduced their aggregate partnership interest in Borrower to less than fifteen percent (15%) of the aggregate of such partnership interests; or

8.11 Loan Documents Terminated or Void.  This Loan Agreement, any Note, the Guaranty, or any instrument securing any Note shall, at any time after their respective execution and delivery and for any reason, cease to be in full force and effect or shall be declared to be null and void; or Borrower and/or any Related Entity shall deny it has any or further liability under this Loan Agreement, the Notes, the Guaranty, or under the CBL Mortgage; or

8.12 Covenants.  Borrower or any Related Entity defaults in the performance or observance of any other covenant, agreement or undertaking on its part to be performed or observed, contained herein, in the CBL Mortgage or in any other instrument or document which now or hereafter evidences or secures all or any part of the loan indebtedness which default shall continue for more than thirty (30) days following the mailing of notice from Administrative Agent (as directed by the Required Lenders) to Borrower and/or such Related Entity, as the case may be; provided however, and notwithstanding anything contained in this Loan Agreement, in the CBL Mortgage or in any other instrument or document which now or hereafter evidences or secures all or any part of the loan indebtedness, failure to comply with a financial covenant shall not be an Event of Default unless such failure continues for ninety (90) days after the earlier of (i) the date any Senior Officer of Borrower or any Related Entity has actual knowledge of such failure; or (ii) the date notice of such failure has been given to Borrower by Administrative Agent; or

8.13 Breach of Section 7 of this Loan Agreement.  Borrower shall fail to observe or perform its obligations to Lenders under Section 7 of this Loan Agreement and such failure continues for ninety (90) calendar days after the earlier of (i) the date any Senior Officer of Borrower has actual knowledge of such failure or (ii) the date notice of such failure has been given to Borrower by Administrative Agent (as directed by the Required Lenders); or

8.14 Placement of Liens on Property.  Borrower or any Related Entity shall, without the prior written consent of the Administrative Agent (as directed by the Required Lenders) and except as permitted by Sections 7.5 and 7.6 hereof, create, place or permit to be created or placed, or through any act or failure to act, acquiesce in the placing of, or allow to remain, any mortgage, deed of trust, pledge, lien (statutory, constitutional or contractual), or security interest, encumbrance or charge on, or conditional sale or other title retention agreement, regardless of whether same are expressly subordinate to the liens of the CBL Mortgage, with respect to the property described in any CBL Mortgage; or

8.15 Other Indebtedness Default.  Borrower, any guarantor, or any significant Subsidiary (significance to be determined by Administrative Agent (as directed by the Required Lenders), during any twelve (12) month period defaults on any recourse or guaranteed indebtedness in excess of Fifty Million and No/100 Dollars ($50,000,000.00) in the aggregate.

8.16 Remedy.  Upon the occurrence of any Event of Default, as specified herein, Lenders shall, at their option, be relieved of any obligation to make further Revolving Credit Advances under this Loan Agreement; and the Default Rate shall accrue on the outstanding indebtedness as described in the definition of “Default Rate;” and Administrative Agent may thereupon, with the consent of the Required Lenders, declare the entire unpaid principal balances of the Note, all interest accrued and unpaid thereon and all other amounts payable under this Loan Agreement to be immediately due and payable for all purposes, and may exercise all rights and remedies available to it under the CBL Mortgage, any other instrument or document which secures any Note, or available at law or in equity. All such rights and remedies are cumulative and nonexclusive, and may be exercised by Administrative Agent on behalf of the Lenders concurrently or sequentially, in such order as Administrative Agent (as directed by the Required Lenders) may choose.

SECTION 9: ADMINISTRATION OF LOAN

Subject always to the limitations of Administrative Agent’s liability, as set forth in Sections 7.11 and 12 hereof:

9.1 Administration and Limitation of Amendments by Lenders.  Administrative Agent shall be the administrator of the Loan, and shall administer the Loan in accordance with the standards it applies to loans of similar size and character for its own account; provided, however, that notwithstanding anything to the contrary contained herein, Administrative Agent shall secure the written approval of:

(a) each Lender prior to:

(i)
consenting to a change to (or otherwise changing or modifying): (A) this Section 9.1 or any of the voting thresholds under the Loan Documents or (B) the rate of interest on the Loan or the commitment fees payable from that which is presently provided for in the Loan Documents; or

(ii)	extending the maturity of the Loan or the time for any payment required under any Loan Document; or

(iii)	releasing any party liable on the Loan; or

(iv)	releasing any Collateral for the Loan, except to the extent, if any, that the Loan Documents contemplate the release of Collateral in the ordinary course of operation of the Borrower’s business; or

(v)	increasing the Loan amount above $105,000,000.00; or

(vi)	substituting any Collateral for the Loan.

(b) Required Lenders prior to:

(i)	waiving any Event of Default; or

(ii)	declaring any Event of Default or enforcing any rights of the Lenders under the Loan Documents: or

(iii)	incurring any Extraordinary Expenses in excess of Twenty Five Thousand Dollars ($25,000.00); or

(iv)
making any Loan advances after the occurrence and continuance of an Event of Default; provided, however, no Lender shall have any obligations to fund into a bankruptcy even if the Lenders are willing to fund; or

(v)	changing any covenant contained in the Loan Documents or waiving any of the provisions thereof; or

(vi)	disposing of any Collateral as provided in Section 9.2; or

(vii)	changing the definition of “Adjusted Loan Amount” or “Borrowing Base,” or

(viii)	making any other amendments and/or changes to the Loan Documents.

No Proportionate Share may be increased without the consent of each affected Lender and no Lender shall modify or amend any Note without the consent of all Lenders.

9.2 Collections.

(a) Administrative Agent shall exert reasonable efforts to collect all payments due under the Loan, together with any and all other sums due or payable pursuant to the Loan Documents; and promptly upon receipt of each payment of collected funds, but no later than the next Business Day, Administrative Agent shall pay to each Lender, in immediately available funds, each Lender’s Proportionate Share (determined as of the time of such payment) of:

(i) All principal and interest payments and commitment fees received by Administrative Agent, and the Proportionate Share of any letter of credit commissions due any Lender; it being understood, however, that any Lender’s share of interest received shall be based upon the amount of the total indebtedness funded by that Lender outstanding from time to time, calculated on a daily basis, based upon a 365 or 366 day year, as the actual case may be;

(ii) Any moneys or other property received upon the full or partial satisfaction of the Loan, the sale of said Loan as a unit, or the sale of any Collateral, whether in connection with a foreclosure proceeding or otherwise;

(iii) Any amounts received on any guaranty of the Loan;

(iv) Any insurance proceeds or condemnation awards received; and

(v) Any other amounts received by Administrative Agent from Borrower, whether by set-off or otherwise, in connection with the Loan.

Administrative Agent shall exert reasonable efforts to recover from Borrower all costs and expenses of collection, administration, and enforcement properly incurred which are properly reimbursable by Borrower in accordance with the provisions of this Loan Agreement, and shall remit to each Lender its Proportionate Share of such recovery to the extent that such Lender has contributed to the payment of such expenses.

9.3 Records.  Administrative Agent shall at all times keep proper books of account and records at its principal office, reflecting all transactions in connection with the Loan, the

Collateral therefor, and any advances made thereunder.  Such books and records shall be accessible for inspection and copying by each Lender at all reasonable times during business hours, subject always to applicable federal banking regulations.  Administrative Agent will promptly forward to each Lender copies of any non-publicly available notices or financial information received by Administrative Agent from Borrower.

9.4 Expenses.  If Administrative Agent incurs any Extraordinary Expenses not part of its general overhead expense (whether before or after Borrower’s default), including, without limitation, counsel fees and other expenses, or in the protection, management and preservation of the Collateral before or after default, to the extent any such expenses are reimbursable by the Borrower under the Loan Documents, Administrative Agent shall first demand reimbursement from the Borrower.  Thereafter, each Lender will promptly reimburse Administrative Agent for Lender’s Proportionate Share of such Extraordinary Expenses; provided, however, no Lender shall be obligated to reimburse the Administrative Agent for expenses incurred by it in connection with a dispute with any Lender unless such expenses are incurred in connection with matters approved pursuant to the terms of this Section 9.  It is recognized that an orderly liquidation of Collateral, or collection of the Loan, may require additional loan advances or other advances, and all such advances shall be deemed to be Extraordinary Expenses.  By way of example, and not limitation, such Extraordinary Expenses shall include, but shall not be limited to, payment of rent or other obligations under any ground lease related to the Collateral required to preserve rights of Borrower or Lenders under the ground lease, payment of real estate and business assets appraisers, payment of insurance premiums, taxes and similar items.

9.5 Servicing Fee.  Lenders shall pay no servicing fee to Administrative Agent for its services in administering any Lender’s Proportionate Share of the Loan.

9.6 Notice of Lenders Upon Occurrence of Certain Events.  [Intentionally deleted].

9.7 Enforcement.

(a) Subject always to the provisions of subparagraph (c) hereof, upon the occurrence of any of the events set forth in Section 9.6 above, Administrative Agent shall take all reasonable and customary steps for the enforcement of the Loan that Administrative Agent would ordinarily take for such Loan if it were solely for its own account.

(b) Should the Administrative Agent acquire title to any Collateral for the Loan, either through foreclosure, sale or acceptance of deed or bill of sale in lieu of foreclosure, Administrative Agent shall, despite the apparent ownership of such Collateral by Administrative Agent on the public records, actually hold an undivided interest for the benefit of each Lender in the same proportion as the Proportionate Share of each Lender in the Loan at the time of such foreclosure.  The disposition of any such Collateral acquired by Administrative Agent shall be made in such manner as Administrative Agent shall determine with the consent of the Required Lenders; but Administrative Agent shall exert reasonable efforts to effect the maximum benefit for all parties hereto.

(c) Administrative Agent shall be entitled to exercise its discretion to determine when and in what manner the Loan shall be enforced, subject, however, to the provisions of Section 9.1 above, it being expressly understood and agreed that, notwithstanding any provision herein to the contrary, Administrative Agent shall not be liable to any Lender for any action taken or omitted in connection with the administration, enforcement or collection of the Loan, except for such as is taken or omitted as the result of Administrative Agent’s own gross negligence, willful misconduct or bad faith.

(d) Except as may be otherwise provided herein or in the Loan Documents, any sums recovered from Borrower applicable to this Loan, whether such recovery is effected through voluntary payment, suit, foreclosure, or otherwise shall be shared by the Lenders in the following order of priority:

(i) The actual out-of-pocket expenses incurred by the Administrative Agent which are reimbursable by the Borrower (but not in fact so reimbursed), including Extraordinary Expenses.  If Borrower subsequently reimburses Administrative Agent after Administrative Agent has reimbursed itself from funds that would otherwise be paid to the Lenders, Administrative Agent will reimburse the Lenders.

(ii) The Proportionate Share of accrued and unpaid interest and commitment fees and letter of credit commissions to which Lenders are entitled pursuant to the Loan Documents.

(iii) The principal amount of the respective Proportionate Share of Lenders.

(e) Prior to taking action following any of the events specified in subparagraph (a), the Administrative Agent shall be entitled to written indemnification from each Lender (on the basis of its Proportionate Share) against losses, liabilities, costs, damages and expenses which a Lender may incur or sustain as the result of taking action to enforce the Loan Documents, except for such as is a result of Administrative Agent’s own gross negligence, willful misconduct or bad faith.

9.8 Successors and Assigns; Participations; Purchasing Lenders.

(a) Successors and Assigns Generally.  The provisions of this Loan Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any Guarantor may assign or otherwise transfer any of its rights or obligations hereunder, without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section 9.8, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section 9.8 or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (e) of this Section 9.8 (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Loan Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (c) of this Section 9.8 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Loan Agreement.

(b) Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Loan Agreement (including all or a portion of its Revolving Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A)
In the case of an assignment of the entire remaining amount (it being understood and agreed that Revolving Commitments shall be aggregated with respect to a Lender and its Approved Funds for purposes of this calculation) of the assigning Lender’s Revolving Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)
in any case not described in paragraph (b)(i)(A) of this Section 9.8, the aggregate amount of the Revolving Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Revolving Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if a “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, in the case of any assignment in respect of any portion of the Revolving Credit Loan (provided, however, that simultaneous assignments shall be aggregated in respect of a Lender and its Approved Funds), unless the Administrative Agent otherwise consents (each such consent not to be unreasonably withheld, conditioned or delayed).

(ii) Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Loan Agreement with respect to the Loan or the Revolving Commitment assigned, except that this paragraph (b)(ii) of this Section 9.8 shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate tranches on a non-pro rata basis.

(iii) Required Consents.  No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section 9.8. and, in addition:

(A)	the consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed) shall be required for assignments if such assignment is to a Person that is not a

Lender with a Revolving Commitment in respect of such Revolving Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(B)
the consent of the Issuing Lender (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of a Revolving Commitment if there is a Letter of Credit outstanding; and

(C)
the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof.

(iv) Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $10,000.00, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an administrative questionnaire.

(v) No Assignment to a Borrower or Guarantor.  No such assignment shall be made to any Borrower or Guarantor or to any Borrower’s or Guarantor’s Affiliates or Subsidiaries.

(vi) No Assignment to Natural Persons.  No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (b) of this Section 9.8, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Loan Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Loan Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Loan Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Loan Agreement, such Lender shall cease to be a party hereto).  Any assignment or transfer by a Lender of rights or obligations under this Loan Agreement that does not comply with this paragraph (b) shall be treated for purposes of this Loan Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(c) Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell Participation Interests to any Person (other than a natural person or any Borrower or Guarantor or any Borrower’s or Guarantor’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Loan Agreement (including all or a portion of its Revolving Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Loan Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent and the Lenders and Issuing Lender shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Loan Agreement.

Any agreement or instrument pursuant to which a Lender sells such a Participation Interest shall provide that such Lender shall retain the sole right to enforce this Loan Agreement and to approve any amendment, modification or waiver of any provision of this Loan Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that affects such Participant.

(d) Limitations Upon Participant Rights.  A Participant shall not be entitled to receive any greater payment hereunder than the applicable Lender would have been entitled to receive with respect to the Participation Interest sold to such Participant, unless the sale of the Participation Interest to such Participant is made with the Borrower’s prior written consent.

(e) Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Loan Agreement to secure obligations of such Lender to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f) Additional Notes.  Upon any sale, if any new or additional Lender requests, a new Note evidencing the indebtedness owed by Borrower to that new or additional Lender, Borrower shall execute and deliver a Note to such Lender, which Note shall be in substantially the same form as the then existing Notes and there shall be no charge to Borrower for Lender’s attorney’s fees or other costs in connection with the Note preparation.

9.9 Adjustments.

(a) Each Lender agrees that if any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily) in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans, or interest thereon, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.  The Borrower agrees that each Lender so purchasing a portion of another Lender’s Loans may exercise all rights of payment with respect to such portion as fully as if such Lender were the direct holder of such portion.

(b) [Intentionally deleted.]

(c) In addition to the foregoing, Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loan made and applied in accordance with the terms hereof), through the exercise of any banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under Title 11 of the United States Code entitled “Bankruptcy” (as now and hereafter in effect, or any successor statute), receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of Letters of Credit, fees and other amounts then due and owing to such Lender hereunder or under the other Loan Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest.  Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, consolidation, or counterclaim with respect to any and all monies owing by Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.  The provisions of this Section 9.2(c) not be construed to apply to (a) any payment made by Borrower pursuant to and in accordance with the express terms of this Loan Agreement or (b) any payment obtained by any Lender as consideration for the assignment or sale of a participation in any of its Loan or other obligations owed to it.

9.10 Reports.  Administrative Agent shall deliver to each Lender, at such intervals as are mutually agreeable (but in any event not less frequently than two (2) Business Days after the date the Borrower makes a payment to Administrative Agent) a notice reflecting the then status of Borrower’s account with each Lender, any advances made by Administrative Agent to Borrower, and any repayments.

SECTION 10: DEFAULT BY ADMINISTRATIVE AGENT OR LENDERS

10.1 Defaulting Lender.

(a)           If a Defaulting Lender (i) fails to fund its Proportionate Share of any Loan advance or of any letter of credit drawing on or before the time required under this Loan Agreement and such failure continues for one (1) Business Day after the Administrative Agent has given such Defaulting Lender notice thereof, or (ii) fails to pay the Administrative Agent such Defaulting Lender’s Proportionate Share of any out-of-pocket costs, expenses or disbursements incurred or made by Administrative Agent pursuant to the terms of this Loan Agreement within twenty (20) days after demand, then the other parties (the “Non-Defaulting Parties”) shall have the following rights in addition to the rights and remedies that may be available to them at law or in equity.  The aggregate amount that any Defaulting Lender fails to pay or fund is referred to as the “Defaulted Amount.”

(b)           The Defaulting Lender’s right to participate in the administration of the Loan, including without limitation, any right to vote upon, consent to or direct any action of the Administrative Agent shall be suspended during the pendency of such failure or refusal to fund (the “Default Period”), and such rights shall not be reinstated unless and until such default is cured (and all decisions, that are subject to receiving a vote of the Required Lenders shall be approved if voted in favor of by the required percentage of the Non-Defaulting Parties, i.e., the applicable percentage of the aggregate Proportionate Shares entitled to vote); provided, however, that if the Administrative Agent is a Defaulting Lender, the Administrative Agent shall continue to have all rights provided for in this Loan Agreement with respect to the administration of the Loan.

(c)           Any or all of the Non-Defaulting Parties shall be entitled (but shall not be obligated) to fund the Defaulted Amount.  Such Non-Defaulting Parties are referred to as the “Funding Non-Defaulting Parties.”  The Defaulting Lender shall pay interest to the Funding Non-Defaulting Parties at a rate equal one percent (1%) per annum above Note Rate (hereinafter defined) (the “Default Rate”) for the period from the date on which the Funding Non-Defaulting Parties have advanced the Defaulted Amount until the date on which the Defaulting Lender repays the Defaulted Amount.  The Funding Non-Defaulting Parties shall be entitled to collect such interest from amounts otherwise payable to the Defaulting Lender after crediting all interest actually paid by the Borrower on the Defaulted Amount from time to time.

(d)           The Defaulting Lender’s Proportionate Share shall be subordinated to any Defaulted Amount funded by such Funding Non-Defaulting Parties, plus interest thereon, without necessity for executing any further documents.  To achieve such subordination, the Administrative Agent shall apply all payments received from the Borrower, any Guarantor or from execution on the Collateral or any other source in the following manner to the extent of the available funds:

(i)           to each of the Non-Defaulting Parties and Funding Non-Defaulting Parties:  interest at the applicable interest rate or rates under the Notes (the “Note Rate”) due in respect of the principal amount outstanding to each Non-Defaulting Lender and Funding Non-Defaulting Lender, including interest at the Note Rate on the Defaulted Amount advanced by such Funding Non-Defaulting Parties;

(ii)           to each of the Funding Non-Defaulting Parties:  interest at the Default Rate on the Defaulted Amount advanced by such Funding Non-Defaulting Lender, which the Administrative Agent shall set off from the interest due to the Defaulting Lender on its subordinated Proportionate Share;

(iii)           to the Defaulting Lender:  interest at the Note Rate due in respect of the Defaulting Lender’s amount outstanding after deduction of the interest payable in the preceding clause (ii);

(iv)           to each of the Non-Defaulting Parties:  principal to the extent of such Non-Defaulting Lender’s adjusted Proportionate Share in the principal payment;

(v)           to each of the Funding Non-Defaulting Parties: principal to the extent of such Funding Non-Defaulting Lender’s Proportionate Share of the funded Defaulted Amount until the remaining Defaulted Amount has been repaid in full;

(vi)           to the Defaulting Lender:  principal to the extent of the Defaulting Lender’s Proportionate Share.

(e)           Upon advance of the full Defaulted Amount, with interest to the Funding Non-Defaulting Parties at the Default Rate and any out-of-pocket costs or expenses incurred by the Administrative Agent or Funding Non-Defaulting Parties as a result of the Defaulting Lender’s default, the Defaulting Lender’s Proportionate Share shall no longer be subordinated hereunder.  Notwithstanding the foregoing, if an Event of Default exists during a Default Period, no Defaulting Lender will receive any interest or principal payment on its Proportionate Share during such coexisting Event of Default and Default Period until the Non-Defaulting Parties have been repaid in full.

(f)           Nothing herein contained shall be deemed or construed to waive, diminish or limit, or prevent or estop any party from exercising or enforcing, any rights or remedies that may be available at law or in equity as a result of or in connection with any default under this Loan Agreement by a party.  In addition, no party shall be deemed to be a Defaulting Lender if such party refuses to fund its Proportionate Share of any advance that other parties may, in their sole discretion, elect to make after any bankruptcy-related Event of Default under this Loan Agreement.

(g)           Notwithstanding anything in the above section to the contrary, at no time may a Defaulting Lender’s commitment be increased or extended without Defaulting Lender’s consent.

10.2 Purchase Upon Defaulting Lender’s Failure to Fund.  If the Default Period continues for more than ninety (90) days, any time thereafter during the continuation of the Default Period, the Non-Defaulting Parties have a further right to purchase the Defaulting Lender’s entire Proportionate Share in the Loan, and the Loan Documents (the “Purchased Interest”).  The Non-Defaulting Parties may exercise such purchase option by giving written notice (the “Purchase Notice”) to the Administrative Agent within fifteen (15) Business Days of receiving a copy of the Administrative Agent’s Notice.  Within three (3) Business Days of receipt of the Purchase Notice, the Administrative Agent shall notify the Defaulting Lender of the exercise of the purchase option by the Non-Defaulting Parties in writing and the purchase shall then take place in accordance with Sections 10.3 and 10.4 hereof.  Each of the Non-Defaulting Parties that exercised the right to purchase shall participate in the purchase of the Defaulting Lender’s interest in the same proportion as such Non-Defaulting Lender’s respective

Proportionate Share bears to the respective Proportionate Shares of the other Non-Defaulting Parties.

10.3 Purchase Price Payable by the Non-Defaulting Parties.  The purchase price to be paid by the Non-Defaulting Parties collectively to the Defaulting Lender for the Purchased Interest shall be an amount equal to: (i) the principal amount of the Defaulting Lender’s amount outstanding, together with any accrued but unpaid interest from the Borrower thereon; plus (ii) any amounts that are payable by the Administrative Agent to the Defaulting Lender pursuant to this Loan Agreement; minus (iii) the Defaulting Lender’s Proportionate Share in all costs, expenses and other amounts (less any portion thereof that was previously paid by the Defaulting Lender to the Administrative Agent) paid by the Administrative Agent which, pursuant to the provisions of the Loan Documents, are payable, but not yet paid, by the Borrower, and any other amounts that are payable by the Defaulting Lender to the Administrative Agent pursuant to this Loan Agreement.  If the Administrative Agent subsequently collects from the Borrower such costs, expenses and other amounts, the Administrative Agent will pay to the Defaulting Lender its Proportionate Share (calculated as of the day prior to completion of the sale contemplated under Section 10.2 hereof) in such collections.  An example of amounts within the meaning of clause (iii) above would be amounts paid by the Administrative Agent for attorneys’ fees in amending or enforcing the Loan Documents, which amounts the Borrower had agreed to pay in the Loan Documents, but did not pay and for which the Defaulting Lender had not paid its Proportionate Share to the Administrative Agent.  The Administrative Agent shall use good faith efforts to collect from the Borrower the costs, expenses and other amounts described in clause (iii) above (including the costs, expenses and other amounts that did not reduce the purchase price but for which the Defaulting Lender paid its Proportionate Share to the Administrative Agent).

10.4 Consummation of Purchase.  The purchase of the Purchased Interest shall occur on a date selected by the Non-Defaulting Parties, which date shall be not later than ten (10) Business Days after written notice by the Administrative Agent to the Defaulting Lender of the exercise of the option to purchase by the Non-Defaulting Parties.  The purchase price paid by the Non-Defaulting Parties to the Defaulting Lender pursuant to the preceding provisions of this Section 10 shall be paid on such date in immediately available funds, and concurrently therewith the Defaulting Lender shall execute and deliver to the Non-Defaulting Parties documents reasonably satisfactory to the Non-Defaulting Parties, assigning to the Non-Defaulting Parties the Defaulting Lender’s Purchased Interest, without covenant or warranty, express or implied, except that the Defaulting Lender shall warrant its ownership of the Purchased Interest, the amount of indebtedness outstanding thereunder, and its authority and capacity to execute and deliver such documents.  Also concurrently therewith, the Non-Defaulting Parties shall execute and deliver to the Defaulting Lender documents reasonably satisfactory to the Defaulting Lender, assuming the Purchased Interest and releasing and holding harmless the Defaulting Lender from all liability, damages, costs and expenses with respect to the making of the Loan arising in connection with events or circumstances occurring after the date of such purchase and sale.  To the extent a Non-Defaulting Lender acquires all or any portion of a Purchased Interest, such Non-Defaulting Lender’s Proportionate Share shall thereafter be increased to include such portion of such Purchased Interest so acquired.  Nothing contained in this Section 10.4 shall preclude the Non-Defaulting Parties from exercising any or all rights and remedies that such

Non-Defaulting Parties may have, as set forth herein or otherwise, with respect to or against any Defaulting Lender.

SECTION 11: LETTERS OF CREDIT

11.1 Letter of Credit Participation.

(a)           The Administrative Agent irrevocably agrees to grant and hereby grants to each Lender, and, to induce the Administrative Agent to issue letters of credit under this Loan Agreement, each Lender irrevocably agrees to accept and purchase and hereby accepts and purchases from the Administrative Agent, on the terms and conditions hereinafter stated, for such Lender’s own account and risk an undivided interest equal to such Lender’s Proportionate Share of the letter of credit sublimit described in this Loan Agreement in the Administrative Agent’s obligations and rights under each letter of credit issued under this Loan Agreement and the amount of each draft paid by the Administrative Agent thereunder.  Administrative Agent shall promptly after such issuance (or renewal or release) execute and deliver to each Lender a certificate of participation, if requested by the Lender confirming the date of issue, amount, expiry (including any renewals), beneficiary, and reference number of each letter of credit issued and outstanding.  Each Lender unconditionally and irrevocably agrees with the Administrative Agent that, if a draft is paid under any letter of credit for which the Administrative Agent is not reimbursed in full by the Borrower in accordance with the terms of this Loan Agreement or the reimbursement agreements executed by the Borrower at the time of issuance of the letter of credit, such Lender shall pay to the Administrative Agent upon demand an amount equal to such Lender’s Proportionate Share of the amount of such draft, or any part thereof, that is not so reimbursed; providedthat no Lender shall be required to pay more than such Lender’s Proportionate Share in the letter of credit sublimit or, in any event, more than such Lender’s available commitment amount.  The obligation of each Lender to pay such amount shall be unconditional and irrevocable under any and all circumstances (other than the gross negligence or willful misconduct of the Administrative Agent) and may not be terminated, suspended or delayed for any reason, including any Event of Default.

(b)           With respect to payment to the Administrative Agent of the unreimbursed amounts described in this Section 11.1(b) when a Lender receives demand from the Administrative Agent on any Business Day, such payment shall be due no later than 2:00 p.m. (Chattanooga time) on the following Business Day.  If any such amount is paid to the Administrative Agent after the date such payment is due, such Lender shall pay to the Administrative Agent on demand, in addition to such amount, interest on such past due payment at the Federal Funds Effective Rate (hereinafter defined) from the date such payment is due to the date on which such payment is immediately available to the Administrative Agent.  A certificate of the Administrative Agent with respect to any amounts owing under this Section 11.1(b) shall be conclusive in the absence of manifest error.  “Federal Funds Effective Rate” means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations at approximately 10:00 a.m. (New York time) on such day on such transactions received by the Administrative Agent from three (3) Federal funds brokers of recognized standing selected by the Administrative Agent in its sole discretion.

(c)           Whenever, at any time after the Administrative Agent has made payment under any letter of credit and has received from any Lender its Proportionate Share of such payment in accordance with this Section 11.1(c), the Administrative Agent receives any payment related to such letter of credit (whether directly from the Borrower or otherwise), or any payment of interest on account thereof, the Administrative Agent will distribute to such Lender its Proportionate Share thereof not later than two (2) Business Days after the Administrative Agent’s receipt thereof; provided that in the event that any such payment received by the Administrative Agent shall be required to be returned by the Administrative Agent, such Lender shall return to the Administrative Agent the portion thereof previously distributed by the Administrative Agent to it.

SECTION 12: AGENCY PROVISIONS

12.1 Appointment and Authority.  Each of the Lenders and the Issuing Lender hereby irrevocably appoints First Tennessee Bank National Association to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of this Loan Agreement or the Loan Documents, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Section 12 are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lender, and neither the Borrower nor any Guarantor shall have rights as a third party beneficiary to any of such provisions.

12.2 Nature of Duties.  None of the Lenders, or the Administrative Agent or other Persons so identified shall have or be deemed to have any fiduciary relationship with any other Lender.  Each Lender acknowledges that it has not relied, and will not rely, on the Administrative Agent or any of the Lenders or other Persons so identified in deciding to enter into this Loan Agreement or in taking or not taking action hereunder.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Section 12 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Loan provided for herein as well as activities as Administrative Agent.

12.3 Exculpatory Provisions.

(a) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(i)	shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing;

(ii)
shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(iii)
shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or Guarantor or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary); or (ii) in the absence of its own gross negligence or willful misconduct or bad faith.

(c) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Loan Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Loan Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Section 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

12.4 Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the

Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel, independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

12.5 Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default hereunder unless the Administrative Agent has received written notice from a Lender or the Borrower or Guarantor referring to this Loan Agreement, describing such Event of Default and stating that such notice is a “notice of default.”  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders.  The Administrative Agent shall take such action with respect to such Event of Default as shall be reasonably directed by the Required Lenders; provided, however, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable in the best interests of the Lenders except to the extent that this Loan Agreement expressly requires that such action be taken, or not taken, only with the consent or upon the authorization of the Required Lenders, or all of the Lenders, as the case may be.

12.6 Non-Reliance on Administrative Agent and Other Lenders.  Each Lender and the Issuing Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representation or warranty to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the Borrower or Guarantor, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender.  Each Lender and the Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Loan Agreement.  Each Lender and the Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Loan Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

12.7 Indemnification.  The Lenders agree to indemnify the Administrative Agent and the Issuing Lender, in its capacity hereunder, and their Affiliates and their respective officers, directors, agents and employees (to the extent not reimbursed by the Borrower or Guarantor and without limiting the obligation of the Borrower or Guarantor to do so), ratably according to their respective Revolving Commitment Percentages in effect on the date on which indemnification is sought under this Section 12, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Obligations) be imposed on, incurred by or asserted against any such indemnitee in any way relating to or arising out of any Loan Document or any documents contemplated by or referred to herein or therein or the Transactions or any action taken or omitted by any such indemnitee under or in connection with any of the foregoing; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting from such indemnitee’s gross negligence or willful misconduct or bad faith, as determined by a court of competent jurisdiction.  The agreements in this Section 12 shall survive the termination of this Loan Agreement and payment of the Notes and all other amounts payable hereunder.

12.8 Administrative Agent in Its Individual Capacity.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or Guarantor or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

12.9 Successor Administrative Agent.  The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lender and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, or an Affiliate of any such bank.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Lender, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by the Administrative Agent on behalf of the Lenders or the Issuing Lender under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such Collateral until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 12.9.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 12.9).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section and Section 13.13 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by First Tennessee Bank National Association, as Administrative Agent, pursuant to this Section 12 shall also constitute its resignation as Issuing Lender.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender; (b) the retiring Issuing Lender shall be discharged from all of its duties and obligations hereunder and under the other Loan Documents; and (c) the successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit.

12.10 Collateral and Guaranty Matters.

(a) The Lenders irrevocably authorize and direct the Administrative Agent:

(i)
to release any Lien on any Collateral granted to or held by the Administrative Agent under any Loan Document (A) upon termination of the Revolving Commitments and payment in full of all Borrower or Guarantor Revolving Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (or the cash collateralization thereof) or (B) that is transferred or to be transferred as part of or in connection with any sale or other disposition permitted hereunder;

(ii)	to release the Guarantor from its obligations under the Guaranty if such Person ceases to be a Guarantor as a result of a transaction permitted hereunder.

(b) In connection with a termination or release pursuant to this Section 12, the Administrative Agent shall promptly execute and deliver to the Borrower or Guarantor, at the Borrower’s expense, all documents that the Borrower or Guarantor shall reasonably request to evidence such termination or release.  Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of Collateral, or to release the Guarantor from its obligations under the Guaranty pursuant to this Section 12.

SECTION 13: MISCELLANEOUS

13.1 Amendments.  Subject the provisions of Section 9.1 hereof, the provisions of this Loan Agreement, any Note, the CBL Mortgage or any instrument or document executed pursuant hereto or securing the indebtednesses may be amended or modified only by an instrument in writing signed by the parties hereto and thereto.

13.2 Notices.  All notices and other communications (including (i) solicitations of the consent of the Lenders or Required Lenders, as applicable, (ii) indications of satisfaction and/or acceptability by the Lenders or the Required Lenders, as applicable, and (iii) notices to and directions from the Required Lenders) provided for hereunder shall be in writing and shall be mailed, certified mail, return receipt requested, or delivered, if to Borrower, to it at c/o CBL & Associates Properties, Inc., CBL Center, Suite 500, 2030 Hamilton Place Boulevard, Chattanooga, Tennessee  37421-6000, Attention:  President, with a copy to Charles Willett, Jr.; if to Administrative Agent, to it at 701 Market Street, Chattanooga, Tennessee  37402, Attention: Gregory L. Cullum, and to Construction Loan Management, 1214 Murfreesboro Road, Suite 200, Franklin, Tennessee  37064, and to the Lenders, to them at their addresses set forth in Schedule 2.1, or as to any such person at such other address as shall be designated by such person in a written notice to the other parties hereto complying as to delivery with the terms of this Section 13.2.  All such notices and other communications shall be effective (i) if mailed, when received or three (3) Business Days after mailing, whichever is earlier; or (ii) if delivered, upon delivery and receipt of an executed acknowledgment of receipt by the party to whom delivery is made.  Notwithstanding the foregoing, Administrative Agent shall not be required to send a copy of any notice or communication to Charles Willett, Jr. but Administrative Agent will use good faith efforts to copy Charles Willett, Jr. on any such notices or communications via regular mail, fax or email.  Upon receipt from Borrower or any Lender of any change to its respective notice address, Administrative Agent may, notwithstanding anything to the contrary in this Loan Agreement, make that change without the consent of the Lenders, but shall notify the Borrower and Lenders of such change.

13.3 No Waiver, Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of Administrative Agent or any Lender, any right, power or privilege hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  Waiver of any right, power, or privilege hereunder or under any instrument or document now or hereafter securing the indebtedness evidenced hereby or under any guaranty at any time given with respect thereto is a waiver only as to the specified item.  The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

13.4 Indemnification.  Borrower agrees to indemnify each Lender, Administrative Agent and their respective Affiliates, officers, directors, partners, employees, attorneys, agents or sub-agents (each, an “indemnified Person”) from and against any and all claims, losses and liabilities, including, without limitation, reasonable attorneys’ fees, growing out of or resulting from this Loan Agreement and the transactions contemplated hereby (including, without limitation, enforcement of this Loan Agreement), except claims, losses or liabilities resulting solely and directly from such indemnified Person’s gross negligence or willful misconduct or bad faith.  The indemnification provided for in this Section shall survive the payment in full of the Loan.  Borrower agrees to indemnify Administrative Agent and Lenders and to hold Administrative Agent and Lenders harmless from any loss or expense that such Administrative

Agent or Lenders may sustain or incur as a consequence of a default by Borrower in making any prepayment of or conversion from an advance bearing interest at the LIBOR Rate after Borrower has given a notice thereof in accordance with the provisions of this Loan Agreement.  To the extent permitted by applicable law, neither Parent nor Borrower shall assert, and each of Parent and Borrower hereby waives, any claim against each indemnified Person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefore is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Loan Agreement or any Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Revolving Credit Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and Parent and Borrower hereby waives, releases and agrees not to sue upon any such claims or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

13.5 Survival of Agreements.  All agreements, representations and warranties made herein shall survive the delivery of the Notes.  This Loan Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns, except that Borrower shall not have the right to assign its rights hereunder or any interest therein.

13.6 Governing Law.  This Loan Agreement shall be governed and construed in accordance with the laws of the State of Tennessee; except (a) that the provisions hereof which relate to the payment of interest shall be governed by (i) the laws of the United States or, (ii) the laws of the State of Tennessee, whichever permits Lenders to charge the higher rate, as more particularly set out in the Notes, and (b) to the extent that the Liens in favor of Administrative Agent, the perfection thereof, and the rights and remedies of Administrative Agent with respect thereto, shall, under mandatory provisions of law, be governed by the laws of a state other than Tennessee.

13.7 Execution in Counterparts.  This Loan Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

13.8 Terminology; Section Headings.  All personal pronouns used in this Loan Agreement whether used in the masculine, feminine, or neuter gender, shall include all other genders; the singular shall include the plural, and vice versa.  Section headings are for convenience only and neither limit nor amplify the provisions of this Loan Agreement.

13.9 Enforceability of Agreement.  Should any one or more of the provisions of this Loan Agreement be determined to be illegal or unenforceable, all other provisions, nevertheless, shall remain effective and binding on the parties hereto.

13.10 Interest Limitations.

(a) The Loan and the Notes evidencing the Loan, including any renewals or extensions thereof, may provide for the payment of any interest rate (i) permissible at the time the contract to make the Loan is executed, (ii) permissible at the time the Loan is made or any advance thereunder is made, or (iii) permissible at the time of any renewal or extension of the loan or any Note.

(b) It is the intention of Lenders and Borrower to comply strictly with applicable usury laws; and, accordingly, in no event and upon no contingency shall Lenders ever be entitled to receive, collect, or apply as interest any interest, fees, charges or other payments equivalent to interest, in excess of the maximum rate which Lenders may lawfully charge under applicable statutes and laws from time to time in effect; and in the event that the holder of the Note ever receives, collects, or applies as interest any such excess, such amount which, but for this provision, would be excessive interest, shall be applied to the reduction of the principal amount of the indebtedness thereby evidenced; and if the principal amount of the indebtedness evidenced thereby, and all lawful interest thereon, is paid in full, any remaining excess shall forthwith be paid to Borrower or other party lawfully entitled thereto.  In determining whether or not the interest paid or payable, under any specific contingency, exceeds the highest rate which Lenders may lawfully charge under applicable law from time to time in effect, Borrower and Lenders shall, to the maximum extent permitted under applicable law, characterize any non-principal payment as a reasonable loan charge, rather than as interest.  Any provision hereof, or of any other agreement between Lenders and Borrower, that operates to bind, obligate, or compel Borrower to pay interest in excess of such maximum rate shall be construed to require the payment of the maximum rate only.  The provisions of this paragraph shall be given precedence over any other provision contained herein or in any other agreement between Lenders and Borrower that is in conflict with the provisions of this paragraph.

The Notes shall be governed and construed according to the statutes and laws of the State of Tennessee from time to time in effect, except to the extent that Section 85 of Title 12 of the United States Code (or other applicable federal statue) may permit the charging of a higher rate of interest than applicable state law, in which event such applicable federal statute, as amended and supplemented from time to time shall govern and control the maximum rate of interest permitted to be charged hereunder; it being intended that, as to the maximum rate of interest which may be charged, received, and collected hereunder, those applicable statutes and laws, whether state or federal, from time to time in effect, which permit the charging of a higher rate of interest, shall govern and control; provided, always, however, that in no event and under no circumstances shall Borrower be liable for the payment of interest in excess of the maximum rate permitted by such applicable law, from time to time in effect.

13.11 Non-Control.  In no event shall Administrative Agent’s or any Lender’s rights hereunder be deemed to indicate that any of them are in control of the business, management or properties of Borrower and/or any Related Entity or have power over the daily management functions and operating decisions made by Borrower and/or any Related Entity.

13.12 Loan Review; Extensions of Termination Date; Continuing Security.

(a) At least ninety (90) days prior to June 1, 2012, Borrower shall notify Administrative Agent in writing whether it desires to extend the existing Termination Date of Revolving Credit Loan for an additional twelve (12) months beyond the existing Termination Date of Revolving Credit Loan.

(b) The specific Termination Date of Revolving Credit Loan mentioned in Article One may be extended for an additional period of one (1) year.  On or before June 1, 2012, if the Loan remains unpaid, Lenders shall review the performance of the Loan.  If Lenders deem performance of the Loan acceptable, they will renew the Loan for one (1) year from the then existing Termination Date of Revolving Credit Loan.  If Lenders renew the Loan at anytime or from time to time prior to June 1, 2012, Lenders and Borrower agree the Loan shall be renewed with covenants as contained in Section 7 of this Loan Agreement and such other covenants, terms and conditions as may be mutually agreed upon by Borrower and Lenders.  If Lenders deem performance of the Loan not acceptable, Lenders shall not be obligated to extend the Termination Date of Revolving Credit Loan.  Assessment of performance and the decision whether to extend the Termination Date of Revolving Credit Loan (from June 1, 2013 to June 1, 2014) shall be solely within each Lender’s discretion.  Lenders will not deem the performance of the Loan acceptable unless and until Borrower provides to Lenders, among other things, updated title commitments with respect to all properties covered by any CBL Mortgage, which title commitments must be in form and substance acceptable to Lenders and must contain no exceptions unacceptable to Lenders.  Administrative Agent shall notify Borrower of the results of the Lenders’ review of the Loan no later than eleven (11) months prior to the then effective Termination Date of the Revolving Credit Loan.  If all Lenders elect not to renew the Loan, Lenders shall not perform or cause to be performed, except at Lenders’ expense, unless an Event of Default has occurred, any inspections, appraisals, surveys or similar items between:  (a) the date notice thereof is given Borrower or the Termination Date of Revolving Credit Loan, whichever first occurs, and (b) the date the Note is to be repaid as provided therein.  In the event the Termination Date of Revolving Credit Loan is not extended, Borrower may elect either to: (i) continue to use the Loan evidenced by the Note subject to the terms and provisions of this Loan Agreement in which event the principal balance due, together with all accrued interest, shall be payable in full at the Termination Date of Revolving Credit Loan existing at the time Lenders elect not to extend the then existing Termination Date of Revolving Credit Loan; or (ii) cap the Loan at its then existing outstanding principal balance and continue to pay interest only monthly for a six (6) month period, such interest payments being due and payable on the fifth (5th) day of each month thereafter, then at the conclusion of the six (6) month period amortize the then outstanding principal balance of the loan over an eighteen (18) month period with the principal being due in equal quarterly installments on the fifth (5th) day of each quarter thereafter with accrued interest being payable monthly on the fifth (5th) day of the month, with all principal and accrued interest being due and payable in full at the end of the eighteen (18) month period.  Anything contained in the foregoing to the contrary notwithstanding: (a) upon any such extension, Borrower agrees to pay to Lenders agreeing to extend (in addition to the commitment fees it has previously paid under this Loan Agreement) an extension fee of Two Hundred Sixty-Two Thousand Five Hundred and No/100 Dollars ($262,500.00); and (b) notwithstanding anything to the contrary contained herein, no Lender shall be required to extend the maturity of a Loan.

(c) Upon the specific Termination Date of Revolving Credit Loan so fixed in Article One, or in the event of the extension of this Loan Agreement to a subsequent Termination Date of Revolving Credit Loan (when no effective extension is in force), the Revolving Credit Loan and all other extensions of credit (unless sooner declared to be due and payable by Lenders pursuant to the provisions hereof), and subject to Borrower’s election as set forth in subparagraph (a) above, shall become due and payable for all purposes.  Until all such indebtednesses, liabilities and obligations secured by the CBL Mortgage are satisfied in full, such termination shall not affect the security interest granted to Administrative Agent pursuant to the CBL Mortgage, nor the duties, covenants, and obligations of Borrower therein and in this Loan Agreement; and all of such duties, covenants and obligations shall remain in full force and effect until the Revolving Credit Loan and all obligations under this Loan Agreement have been fully paid and satisfied in all respects.

13.13 Fees and Expenses.  Borrower agrees to pay, or reimburse Lenders for, the reasonable actual third party out-of-pocket expenses, including counsel fees and fees of any accountants, inspectors or other similar experts, as deemed necessary by Lenders, incurred by Lenders in connection with the development, preparation, execution, amendment, recording, (excluding the salary and expenses of Lenders’ employees and Lenders’ normal and usual overhead expenses) or enforcement of, or the preservation of any rights under this Loan Agreement, the Notes, and any instrument or document now or hereafter securing the and Revolving Credit Loan indebtednesses.

13.14 Time of Essence.  Time is of the essence of this Loan Agreement, the Notes, and the other instruments and documents executed and delivered in connection herewith.

13.15 Compromises, Releases, Etc.  Guarantor agrees Administrative Agent is hereby authorized from time to time, without notice to Guarantor, to make any sales, pledges, surrenders, compromises, settlements, releases, indulgences, alterations, substitutions, exchanges, changes in, modifications, or other dispositions including, without limitation, cancellations, of all or any part of the Loan indebtedness, or of any contract or instrument evidencing any thereof, or of any security or collateral therefor, and/or to take any security for or guaranties upon any of said indebtedness; and the liability of any guarantor, if any, shall not be in any manner affected, diminished, or impaired thereby, or by any lack of diligence, failure, neglect, or omission on the part of Administrative Agent to make any demand or protest, or give any notice of dishonor or default, or to realize upon or protect any of said indebtedness or any collateral or security therefor.  Guarantor agrees Administrative Agent shall have the right to apply such payments and credits first to the payment of all its expenses, including costs and reasonable attorneys’ fees, then to interest due under the Notes and then to principal due under the Notes.  Administrative Agent shall be under no obligation, at any time, to first resort to, make demand on, file a claim against, or exhaust its remedies against Borrower or its property or estate, or to resort to or exhaust its remedies against any collateral, security, property, liens, or other rights whatsoever.  Upon the occurrence of an Event of Default, Guarantor agrees Administrative Agent may at any time make demand for payment on, or bring suit against, Borrower and any guarantor, jointly or severally and may compromise with any of them for such sums or on such terms as it may see fit, and without notice or consent, the same being hereby expressly waived.

13.16 Joinder of Parent.  Parent joins herein for the purpose of acknowledging and consenting to the terms and provisions hereof and agreeing to those which specifically apply to the Parent.

13.17 Administrative Agent’s or Lenders’ Consent.  Except as otherwise expressly provided herein, in any instance hereunder where Administrative Agent’s or Lenders’ approval or consent is required or the exercise of its judgment is required, the granting or denial of such approval or consent and the exercise of such judgment shall be within the sole but reasonable discretion of Administrative Agent or Lenders, as applicable, and Administrative Agent and/or Lenders shall not, for any reason or to any extent, be required to grant such approval or consent or exercise such judgment; provided that Administrative Agent and Lenders shall proceed at all times in good faith and in a commercially reasonable manner.

13.18 Venue of Actions.  As an integral part of the consideration for the making of the loan, it is expressly understood and agreed that no suit or action shall be commenced by Borrower, Related Entities, CBL Holdings, Parent, by any guarantor, or by any successor, personal representative or assignee of any of them, with respect to the loan contemplated hereby, or with respect to this Loan Agreement or any other document or instrument which now or hereafter evidences or secures all or any part of the loan indebtedness, other than in a state court of competent jurisdiction in and for the County of the State in which the principal place of business of Administrative Agent is situated, or in the United States District Court for the District in which the principal place of business of Administrative Agent is situated, and not elsewhere.  Nothing in this paragraph contained shall prohibit Administrative Agent from instituting suit in any court of competent jurisdiction for the enforcement of its rights hereunder or in any other document or instrument which evidences or secures the loan indebtedness.

13.19 Waiver of Right to Trial By Jury.  EACH PARTY TO THIS LOAN AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (a) ARISING UNDER THIS LOAN AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (b) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS LOAN AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS LOAN AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

13.20 Conflict.  In the event of any conflict between the provisions hereof and any other Loan Document during the continuance of this Loan Agreement the provisions of this Loan Agreement shall control.

13.21 Purchase of Lenders’ Proportionate Share of Loan.  Administrative Agent reserves the right, at any time after one (1) year from the date hereof, and upon twenty (20) days’ prior written notice to any Lender, to purchase any Lender’s Proportionate Share of the Loan, for a purchase price equal to the then outstanding principal balance thereof, plus all accrued interest thereon to the date of purchase, plus all reasonable unreimbursed expenses which have been actually incurred by such Lender to the date of purchase and approved in advance by the Administrative Agent, less the amount of Lender’s Proportionate Share of outstanding unpaid Extraordinary Expenses (subject to the provisions of Section 9 above) which have been incurred or accrued to the date of purchase; provided however, when and if Administrative Agent receives reimbursement from the Borrower for any of the Extraordinary Expenses paid by a Lender, each Lender’s Proportionate Share of those reimbursed expenses shall be promptly refunded to each Lender even if such reimbursement occurs after purchase.  Upon any such purchase, neither party shall thereafter have any liability or obligation to the other arising out of Loans to the Borrower made subsequent to the date of purchase.

13.22 USA Patriot Act Notice and Compliance.  The USA Patriot Act of 2001 (Public Law 107-56) and federal regulations issued with respect thereto require all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution.  Consequently, Administrative Agent may from time to time request, and Borrower shall provide to Administrative Agent, Borrower’s, Parent’s, each guarantor’s and each other Loan Party’s name, address, tax identification number and/or such other identification information as shall be necessary for Administrative Agent to comply with federal law.  An “account” for this purpose may include, without limitation, a deposit account, cash management service, a transaction or asset account, a credit account, a loan or other extension of credit, and/or other financial services product.

13.23 Change in Law.  The occurrence, after the date of this Loan Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty by any Governmental Authority, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Administrative Agent for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

13.24 Additional Costs, Etc.  If any Change in Law shall:

(a) subject any Lender or the Administrative Agent to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Loan Agreement, the other Loan Documents, any Letters of Credit, any Revolving Commitment or the Loan (other than Taxes covered by Section 5.6), or

(b) materially change the basis of taxation (except for changes in taxes on income or profits) of payments to any Lender of the principal of or the interest on the Loan or any other amounts payable to the Administrative Agent or any Lender under this Loan Agreement or the other Loan Documents, or

(c) impose or increase or render applicable (other than to the extent specifically provided for elsewhere in this Loan Agreement) any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law) against assets held by, or deposits in or for the account of, or loans by, or letters of credit issued by, or commitments of an office of any Lender, or

(d) impose on any Lender or the Administrative Agent any other conditions or requirements with respect to this Agreement, the other Loan Documents, any Letters of Credit, the Loan, any Revolving Commitment, or any class of loans, letters of credit or commitments of which the Loan or any Revolving Commitment forms a part;

and the result of any of the foregoing is:

(i) to increase the cost to any Lender of making, funding, issuing, renewing, extending or maintaining any part of the Loan or such Lender’s Revolving Commitment or any Letter of Credit, or

(ii) to reduce the amount of principal, interest or other amount payable to such Lender or the Administrative Agent hereunder on account of such Lender’s Revolving Commitment, any Letter of Credit or the Loans;

then, and in each such case, the Borrower will, within thirty (30) days after notice by the Administrative Agent or such Lender (such notice to be given promptly by the Administrative Agent or such Lender upon the making of any such determination), at any time and from time to time and as often as the occasion therefor may arise pay to the Administrative Agent or such Lender such additional amounts as the Administrative Agent or such Lender shall determine in good faith to be sufficient to compensate the Administrative Agent or such Lender for such additional cost, reduction, payment or foregone interest or other sum; provided that the Administrative Agent or such Lender is generally imposing similar charges on its other similarly situated borrowers.

13.25 Non-Recourse.  NOTWITHSTANDING ANYTHING CONTAINED IN THIS LOAN AGREEMENT TO THE CONTRARY, LENDERS EXPRESSLY AGREE THAT PAYMENT OF ALL PRINCIPAL, INTEREST AND OTHER AMOUNTS (INCLUDING COSTS AND EXPENSES) DUE AND PERFORMANCE OF ALL OTHER OBLIGATIONS AND LIABILITIES UNDER THIS LOAN AGREEMENT BY CBL HOLDINGS I, INC., IN ITS CAPACITY AS THE GENERAL PARTNER OF BORROWER, SHALL BE NON-RECOURSE AS TO SUCH GENERAL PARTNER.

13.26 No Fiduciary Duty.  The Administrative Agent, each Lender and their Affiliates (collectively, solely for purposes of this Section, the “Lenders”), may have economic interests that conflict with those of Parent, Borrower and their respective Subsidiaries (collectively, solely for purposes of this Section, the “Credit Parties” and each a “Credit Party”), their stockholders and/or their affiliates.  Each Credit Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Credit Party, its stockholders or its affiliate, on the other.  The Credit Parties acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s length commercial transactions between the Lender, on the one hand, and the Credit Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Credit Party, its stockholders or its affiliates with respect thereto) or the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Credit Party) except the obligations expressly set forth in the Loan Documents and (v) each Lender is acting solely as principal and not as the agent or fiduciary of any Credit Party, its management, stockholders, creditors or any other person.  Each Credit Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.  Each Credit Party agrees that it will not claim that any lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Credit Party, in connection with such transaction or the process leading thereto.

13.27 Clarification regarding Communications.  Notwithstanding anything contained in this Loan Agreement to the contrary all communications and information required from Borrower under this Loan Agreement shall be made to Administrative Agent only and Administrative Agent shall forward those communications and information to the Lenders, and all communications from Administrative Agent and/or any Lender intended for Borrower and related to the Loan shall be made by the Lender to Administrative Agent and Administrative Agent shall forward same to Borrower.

(Signatures on Next Page)

IN WITNESS WHEREOF, Borrower, Administrative Agent, Lenders, CBL Holdings and Parent (pursuant to Section 13.16 hereof) have caused this Loan Agreement to be executed by their duly authorized officers, managers and/or partners, all as of the day and year first above written.

CBL & ASSOCIATES LIMITED PARTNERSHIP By:CBL Holdings I, Inc., Its Sole General Partner By: /s/ Charles W.A. Willett, Jr. Charles W. A. Willett, Jr. Senior Vice President-Real Estate Finance BORROWER
CBL & ASSOCIATES PROPERTIES, INC. By: /s/ Charles W.A. Willett, Jr. Charles W. A. Willett, Jr. Senior Vice President-Real Estate Finance PARENT

FIRST TENNESSEE BANK NATIONAL ASSOCIATION By: /s/ Gregory L. Cullum Gregory L. Cullum, Senior Vice President ADMINISTRATIVE AGENT
[Signatures Continue on Following Page]

S-1

[Signatures Continue From Previous Page]

LENDERS
COMPASS BANK By: /s/ Keely McGee Keely McGee, Senior Vice President
BRANCH BANKING AND TRUST COMPANY By: /s/ Robert M. Searson Robert M. Searson, Senior Vice President
MANUFACTURERS AND TRADERS TRUST COMPANY By: /s/ Steven P. Deck Steven P. Deck, Vice President
GOLDMAN SACHS BANK USA By: /s/ Mark Walton Mark Walton, Authorized Signatory

[End of Signatures]

S-2

EXHIBIT “A”

Real property known as:

(a) Walnut Square Mall, Dalton, Georgia

(b) The Lakes Mall, Fruitport, Michigan

(c) College Square, Morristown, Tennessee

(d) Dick’s Sporting Goods at Citadel Mall, Charleston, S.C.

(e) Cinemark, Olive Garden out parcel, Kool Smiles Dental (NCDR, LLC) has a lease for 9,175 SF, Chuck E. Cheese (CEC Entertainment) leases 18,651 SF, each located at Mall Del Norte, Laredo, Texas

(f) The Shoppes at Hamilton Place, Chattanooga, Tennessee

all as more particularly described in the individual deeds of trust, deeds to secure debt and/or mortgages applicable to the above described properties.

A-1

EXHIBIT “B”

PERMITTED ENCUMBRANCES

1.	As described in the Mortgages.

B-1

EXHIBIT “C”

NOTE

[Attached]

C-1

EXHIBIT “D”

CHECKLIST FOR CLOSING

[Attached]

D-1

EXHIBIT “E”

NON-DEFAULT CERTIFICATE

For Fiscal Year Ended _______________, 20__.

For Fiscal Quarter Ended _______________, 20__.

The undersigned, a duly authorized officer of CBL & Associates Limited Partnership, a Delaware limited partnership [referred to as “Borrower” in that certain Amended and Restated Loan Agreement (the “Loan Agreement”) dated as of June 15, 2011, between Borrower and First Tennessee Bank National Association (“Administrative Agent”) and the Lenders named therein] certifies to said Administrative Agent, in accordance with the terms and provisions of said Loan Agreement, as follows:

1. All of the representations and warranties set forth in the Loan Agreement are and remain true and correct on and as of the date of this Certificate with the same effect as though such representations and warranties had been made on and as of this date except as otherwise previously disclosed to Administrative Agent in writing.

2. As of the date hereof, Borrower has no knowledge of any Event of Default, as specified in Section 8 of the Loan Agreement, nor any event which, upon notice, lapse of time or both, would constitute an Event of Default, has occurred or is continuing.

3. As of the date hereof, Borrower is in full compliance with all financial covenants contained in the Loan Agreement (and copies of all calculations related to the financial covenants are attached), and the following are true, accurate and complete:

(a) The Tangible Net Worth (as defined in the Loan Agreement) is $__________________________ as of ________________, 20___.

(b) The Total Liabilities to Gross Asset Value is _____ to _____ as of _____________________, 20__.

(c) The ratio of EBITDA to Debt Service Debt is ____ to ____ as of ______________, 20__.

(d) The ratio of EBITDA to Interest Expense is ____ to ____ as of _____________________, 20_____.

[Signature Page Follows]

E-1

DATED this ______ day of ______________________, 20____.

CBL & ASSOCIATES LIMITED PARTNERSHIP

BY:           CBL HOLDINGS I, INC.,

Its Sole General Partner

By:

Name:  Charles W. A. Willett, Jr.

Title:  Senior Vice President-Real Estate Finance

E-2

EXHIBIT “F”

LITIGATION

Disclosure Pursuant to Section 5.5

See Exhibit “F-1” attached for description of

all litigation which could have a material adverse effect on Borrower.

ENVIRONMENTAL MATTERS

Disclosure pursuant to Section 5.11

None.

F-1

SCHEDULE 2.1

LENDERS’ COMMITTED PERCENTAGES AND DOLLAR AMOUNTS

OF REVOLVING CREDIT LOANS AND LETTERS OF CREDIT

	Proportionate Share	Dollar Amount
FIRST TENNESSEE BANK NATIONAL ASSOCIATION	26.1904761904762%	$27,500,000
BRANCH BANKING AND TRUST COMPANY	14.2857142857143%	$15,000,000
COMPASS BANK	14.2857142857143%	$15,000,000
MANUFACTURERS AND TRADERS TRUST COMPANY	23.8095238095238%	$25,000,000
GOLDMAN SACHS BANK USA	21.4285714285714%	$22,500,000
Total	100%	$105,000,000

ADDRESSES FOR NOTICES:

COMPASS BANK 15 South 20th Street, Suite 1500 Birmingham, AL 35233 Facsimile: (205) 297-7994 Attention: Keely W. McGee

BRANCH BANKING AND TRUST COMPANY 200 West Second Street, 16th Floor Winston-Salem, NC 27101 (Mail code 001-16-16-20) Facsimile: (336) 733-2740 for all matters Attention: Robert M. Searson

MANUFACTURERS AND TRADERS TRUST COMPANY One M&T Plaza Buffalo, NY 14240 Facsimile: (716) 848-7881 for draws Facsimile: (717) 852-2048 for other matters Attention: Steven P. Deck

Schedule 2.1-1

With a copy to:	MANUFACTURERS AND TRADERS TRUST COMPANY One M&T Plaza Buffalo, NY 14240 Attention: Office of General Counsel

With a copy to:	GOLDMAN SACHS BANK USA 200 West Street New York, NY 10282 Telephone: (212) 902-1040 Facsimile: (917) 977-3966 Attention: Lauren Day

TO ADMINISTRATIVE AGENT:	FIRST TENNESSEE BANK NATIONAL ASSOCIATION 701 Market Street Chattanooga, TN 37402 Facsimile: (423) 757-4040 Attention: Construction Lending Division

With a copy to:	BAKER, DONELSON, BEARMAN, CALDWELL & BERKOWITZ, PC 1800 Republic Centre 633 Chestnut Street Chattanooga, TN 37450-1800 Attention: Susan Elliott Rich, Esq.

Schedule 2.1 – 2

SCHEDULE 9.8

FORM OF ACCEPTANCE OF ASSIGNMENT AND ASSUMPTION
BY ADMINISTRATIVE AGENT

Schedule 9.8 – 1